Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

E2OPEN, LLC,

LOGISTYX HOLDINGS, LLC,

LOGISTYX TECHNOLOGIES, LLC

and

E2OPEN PARENT HOLDINGS, INC.

Dated as of March 2, 2022

TABLE OF CONTENTS

- i -

- ii -

Exhibit A – Form of Restrictive Covenant and Indemnity Agreement

Exhibit B – Registration Rights Agreement

Exhibit C – Form of Escrow Agreement

Exhibit D – Reference Statement

Exhibit E – Purchase Price Allocation Statement

- iii -

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of March 2, 2022 (the “Agreement Date”), by and among E2open, LLC, a Delaware limited liability company (the “Purchaser”), Logistyx Holdings, LLC, a Delaware limited liability company (“SellerCo”), Logistyx Technologies, LLC, a Delaware limited liability company (the “Company”) and, solely for the purposes of Section 2.3, Article V, Section 6.14 and Article VIII, E2open Parent Holdings, Inc., a Delaware corporation (the “Issuer”).

RECITALS:

WHEREAS, the Company is a single member limited liability company and SellerCo owns one hundred percent (100%) of the issued and outstanding membership interests of the Company (collectively, the “Membership Interests”);

WHEREAS, the Sellers own of record and beneficially membership interests of SellerCo;

WHEREAS, pursuant to the terms of this Agreement, SellerCo desires to sell the Membership Interests to Purchaser and Purchaser desires to purchase the Membership Interests from SellerCo;

WHEREAS, as part of the consideration for the Membership Interests, SellerCo may receive E2open Shares;

WHEREAS, as a material inducement to Purchaser and Issuer to enter into this Agreement and to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, each of the equityholders of SellerCo listed on Schedule A (collectively, the “Sellers”) has executed and delivered a Restrictive Covenant and Indemnity Agreement substantially in the form attached as Exhibit A (the “Restrictive Covenant and Indemnity Agreement”); and

WHEREAS, as a material inducement to SellerCo to enter into this Agreement and to consummate the transactions contemplated hereby, contemporaneously with the execution of this Agreement, Issuer and SellerCo have executed and delivered a Registration Rights Agreement, a fully executed copy of which is attached as Exhibit B (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the mutual promises herein made and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto, intending to be legally bound, hereby agrees as follows:

Article I
DEFINITIONS

Section 1.1. Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used herein, the following terms shall have the following respective meanings:

“401(k) Plan” has the meaning set forth in Section 6.10(c).

“Accredited Investor” has the meaning set forth in Section 3.32.

“Additional Consideration Deadline” has the meaning set forth in Section 6.13.

“Additional Consideration Liability Amount” means the aggregate amount of any remaining purchase price, including any earn out payments, deferred or contingent consideration, under the agreements referenced in the Estimated Closing Statement until such time as such amounts are settled and paid in full pursuant to Section 6.13; provided that if Purchaser exercises its right, pursuant to Section 6.13, to set-off the Maximum Amount against the Third Payment Amount in accordance with, and subject to the terms of, Section 2.5, from and after such time the Additional Consideration Liability Amount shall be zero.

“Affiliate” means, with respect to any Person, any (a) officer, director or manager of such Person, (b) spouse, parent, sibling or descendant (including adopted or stepchildren) of such Person (or a spouse, parent, sibling or descendant (including adopted or stepchildren) of any director or officer of such Person) and (c) any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The terms “control” and “controlled” include the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Membership Interest Purchase Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Date” has the meaning set forth in the Preamble.

“AML Laws” has the meaning set forth in Section 3.12(b).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned by such Person.

“Audit Firm” has the meaning set forth in Section 2.9(d).

“Audited Financial Statements” has the meaning set forth in Section 3.8.

“Balance Sheet Date” means November 30, 2021.

“Base Purchase Price” means $185,000,000.

“Business” means all business activities in which any Group Company has engaged during the twelve (12) months prior to the Closing Date or is engaged as of the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of New York are not open for the transaction of normal banking business.

“CARES Act” means the (a) Coronavirus Aid, Relief and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), or any similar applicable Law, and any administrative or other guidance published with respect thereto by any Governmental Entity, (b) the Payroll Tax Executive Order, (c) the Consolidated Appropriations Act, 2021, and (d) the American Rescue Plan Act of 2021, Pub. L. No. 117-2, H.R. 1319, 117th Cong. (2021), together with all amendments thereto and the statutes, rules and regulations promulgated thereunder and any successor legislation thereto.

“Cash” means, with respect to the Company, all unrestricted cash, cash equivalents and bank deposits that may be fully withdrawn on demand; provided that to the extent not taken into account in the foregoing determination, the amount of Cash as of any date shall be (a) net of bank overdrafts, (b) adjusted for deposits in transit and outstanding checks and (c) reduced by cash or cash equivalents that are not freely and immediately useable by a Group Company as of the Closing (such as security deposits, customer channel partner incentive awards or any other cash, cash equivalents or other, similar amounts that are held as collateral or on behalf of any other Person).

“Change in Control Payment” means any transaction, retention, change in control or similar bonuses, severance payments and other similar payments payable by the Company to any current or former officer, director, employee or individual consultant of the Group Companies pursuant to any Company Plan in effect as of or prior to the Closing Date that are triggered as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement and that remain unpaid as of the Closing (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith), provided that Change in Control Payments shall not include any such payment resulting from employment arrangements put into place by Purchaser or its Affiliates (including the Group Companies) from and after the Closing or as a result of, or in connection with, actions taken by Purchaser or its Affiliates (including the Group Companies) from and after the Closing.

“Claim” has the meaning set forth in Section 7.4(a).

“Claim Notice” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash” means the Cash of the Company as of the Cut-off Time.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Equity Value” means an amount equal to (a) the Base Purchase Price, plus (b) the Estimated Closing Cash, plus (c) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (d) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital less (e) the Estimated Closing Indebtedness, less (f) the Estimated Transaction Expenses.

“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.

“Closing Net Working Capital” means the Net Working Capital of the Company as of the Cut-off Time.

“Closing Statement” has the meaning set forth in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Accounts Receivable” has the meaning set forth in Section 3.11.

“Company Employees” means the employees of the Group Companies who are employed by any of the Group Companies as of immediately following the Closing.

“Company Intellectual Property” has the meaning set forth in Section 3.17(a).

“Company Plan” means each “employee benefit plan”, whether or not tax-qualified and whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, retirement, compensation, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, medical, vision, dental, life, Section 125 cafeteria, stock or equity-based, stock or equity option, stock or equity purchase, restricted stock or equity, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, phantom equity, commission, payroll practices, retention, change in control, non-competition or similar plan, agreement, policy, practice, trust fund, or arrangement (whether written or unwritten, insured or self-insured) which is or has been established, maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by any Group Company for the benefit of any current or former employee, officer, director, consultant, retiree, independent contractor, stockholder or other service provider of any Group Company or their dependents, spouses, or beneficiaries or under which any Group Company has any Liability, or with respect to which Purchaser or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise; provided, however, that a Company Plan shall not include any “multiemployer plan” (within the meaning of Section 3(37) of ERISA), any plan maintained by a Governmental Entity, or any plan, agreement, or arrangement that is otherwise required to be maintained or provided by applicable Law.

“Computer Systems” means all computer hardware, software, websites, mobile applications, servers, workstations, routers, hubs, switches, circuits, networks, communications networks, and other information technology systems owned or used by any Group Company in the conduct of the Business, including to provide any services.

“Contracts” means any and all written and oral agreements, contracts, deeds, notes, bonds, mortgages, leases, licenses, purchase orders and other binding instruments, and all amendments thereof.

“Contributor” has the meaning set forth in Section 3.17(g).

“Covered Persons” has the meaning set forth in Section 6.11(a).

“COVID-19” shall mean SARS-CoV-2 or COVID-19 and any evolutions, variants or mutations thereof or related or associated epidemics, pandemics or disease outbreaks. The outbreak of COVID-19 is referred to herein as the “Pandemic”.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester, return to work, employment or human resources Law, safety or similar Law, directive, guideline or recommendation promulgated by any applicable industry group or Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Cut-off Time” means 11:59 p.m. New York time on the day immediately preceding the Closing Date.

“D&O Insurance” has the meaning set forth in Section 6.11(b).

“Data Protection Laws” means all Laws applicable to the Business pertaining to data protection, data privacy, data security, data breach notification, and cross-border data transfer in the United States of America, the European Union, the United Kingdom or Singapore.

“Data Protection Requirements” means all (a) applicable Data Protection Laws, (b) Privacy Policies, and (c) terms of Material Contracts, in each case, applicable to the Business, relating to collection, use, storage, disclosure, or cross-border transfer of Personal Data in the conduct of the Business.

“Data Room” has the meaning set forth in Section 1.2.

“De Minimis Amount” has the meaning set forth in Section 7.2(c).

“Deferred Consideration Set-Off Limitations” has the meaning set forth in Section 2.5(a)(ii).

“Designated Firm” has the meaning set forth in Section 8.19.

“Direct Claim” has the meaning set forth in Section 7.4(c).

“Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of SellerCo contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by SellerCo to Purchaser simultaneously with the execution and delivery of this Agreement.

“Dispute” has the meaning set forth in Section 8.19.

“Dispute Notice” has the meaning set forth in Section 2.9(c).

“Dutch Subsidiaries” means Logistyx Technologies Europe, B.V. and Transparix Software B.V.

“E2open Shares” means the shares of Class A common stock, par value $0.0001 per share, of Issuer traded under the symbol ETWO on the NYSE.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Environmental Requirements” means all Laws concerning human health and safety, including worker health and safety (in each case, as it relates to exposure to Hazardous Materials), and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any corporation, employer, trade or business (whether or not incorporated) that would be treated together with any Group Company as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of the Closing Date, by and among Purchaser, SellerCo and the Escrow Agent, substantially in the form attached as Exhibit C.

“Estimated Closing Cash” has the meaning set forth in Section 2.6(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.6(a).

“Estimated Closing Net Working Capital” has the meaning set forth in Section 2.6(a).

“Estimated Closing Statement” has the meaning set forth in Section 2.6(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.6(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Representations” has the meaning set forth in Section 7.1.

“FCPA” has the meaning set forth in Section 3.12(c).

“Final Purchase Price” means an amount equal to (a) the Base Purchase Price, plus (b) the Closing Cash as finally determined pursuant to Section 2.9, plus (c) the amount (if any) by which the Closing Net Working Capital as finally determined pursuant to Section 2.9 exceeds the Target Net Working Capital, less (d) the amount (if any) by which the Target Net Working Capital exceeds the Closing Net Working Capital as finally determined pursuant to Section 2.9, less (e) the Closing Indebtedness as finally determined pursuant to Section 2.9, and less (f) the Transaction Expenses as finally determined pursuant to Section 2.9.

“Financial Statements” has the meaning set forth in Section 3.8.

“Fraud” means common law fraud with an intent to deceive as interpreted under the Laws and by the courts of the State of Delaware with respect to the making of the representations and warranties expressly set forth in Article III, Article IV and Article V of this Agreement; provided that for the avoidance of doubt, “Fraud” shall not include any claim for equitable or constructive fraud, negligent or reckless misrepresentation or any similar theory.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs under applicable Law (including, with respect to Group Companies that are not U.S. entities, its shareholders’ registers), as in effect from time to time including any amendments thereto.

“Funds Flow” has the meaning set forth in Section 2.6(b).

“GAAP” means United States generally accepted accounting principles, as in effect on such date.

“Governmental Entity” means any court, administrative agency, tribunal, governmental department, bureau or commission or other governmental authority or instrumentality, domestic or foreign, federal, state or local.

“Group Company(ies)” means the Company and each of its direct and indirect Subsidiaries.

“Guaranty” has the meaning set forth in Section 6.14(b).

“Hazardous Materials” means any materials, substances or wastes defined or regulated as “hazardous”, “toxic” or as a pollutant or contaminant under any Environmental Requirements, including chemical substances or mixtures, pesticides, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“HSR Act” means the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976.

“Indebtedness” means, as of any date of determination, with respect to the Group Companies and without duplication, (a) all principal and accrued (but unpaid) interest owing by the Company for indebtedness for borrowed money or in respect of loans or advances, (b) all obligations of each Group Company as lessee under leases required by GAAP to be recorded by it as a capital lease, (c) the deferred purchase price of property, Assets or services (excluding trade payables and accrued expenses arising in the ordinary course of business) of each Group Company, including any earn-out payments, (d) all obligations of each Group Company under exchange rate contracts, interest rate protection or other commodity hedging or swap agreements, (e) any obligation to reimburse the issuer of any note, debenture, letter of credit, surety bond, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (f) any guaranty of any liability or obligation described in the immediately preceding clauses (a) through (e), (g) any payments, fines, fees, penalties or other amounts applicable to or otherwise incurred in connection with or as a result of any prepayment or early satisfaction of any obligation described in the immediately preceding clauses (a) through (f), (h) any unpaid management and board fees and related expenses, (i) any outstanding severance obligations owed to any current or former employee, independent contractor or other service provider of the Group Companies whose employment or other service was terminated by any Group Company prior to the Closing (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) to the extent due and payable and not taken into account in the calculation of Net Working Capital or Transaction Expenses, and any unfunded or underfunded Liabilities pursuant to any pension or nonqualified deferred compensation plan or arrangement, (j) all unpaid and accrued expenses related to the divestiture of the hardware business and (k) the employer portion of payroll Taxes the payment of which was deferred under Section 2302 of the CARES Act from the period prior to the Closing to a period after the Closing.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Indemnity Cap” means an amount equal to $18,500,000; provided that as of the Third Payment Date, the Indemnity Cap shall be reduced to an amount equal to $15,000,000 plus the aggregate amount of any good faith Claims for indemnification made by the Purchaser Indemnified Parties pursuant to Article VII prior to the Third Payment Date, if any; provided, further, that in no event shall the Indemnity Cap exceed $18,500,000 at any time.

“Indemnity Escrow Account” has the meaning set forth in Section 2.3(c).

“Indemnity Escrow Amount” means an amount in cash equal to $15,000,000.

“Indemnity Escrow Release Date” means the date that is twelve (12) months following the Closing Date.

“Intellectual Property” means all of the following, worldwide, whether registered or unregistered: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, and extensions; (c) Trade Secrets, and other rights in confidential information, inventions, discoveries, improvements, know-how, methodology, models, algorithms, formulae, systems, processes, and technology; (d) software, including interpreted or compiled Source Code, object code, development documentation, programming tools, drawings, specifications, metadata and data, websites, and database rights; (e) copyrights in writings, designs, software, and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) registered domain names and applications and registrations pertaining thereto; and (g) social media accounts and handles, the usernames and passwords associated therewith.

“Interfering Activities” means soliciting, or inducing, or attempting to solicit, or induce, any Person who is employed by any of the Group Companies to terminate such Person’s employment, with the Group Companies; provided that the foregoing shall not be violated by: (a) any general advertising and searches (including over the internet, in print media or other mass media and through the use of search firms) not targeted at employees of the Group Companies or the hiring or engagement of any individual who responds to such general advertising or searches; (b) the solicitation, inducement or hiring of any Person who terminated his or her employment with any Group Company at least six (6) months prior to the date of such solicitation, inducement or hiring by SellerCo; and (c) the solicitation, inducement or hiring of any Person whose employment was terminated by any Group Company.

“Interim Financial Statements” has the meaning set forth in Section 3.8.

“Issuer” has the meaning set forth in the Preamble.

“Issuer Shares” has the meaning set forth in Section 5.3(a).

“Key Employee” means any employee of the Group Companies with an annual base salary equal to or exceeding $175,000 or who cannot be terminated by the applicable Group Company without severance or penalty on notice of thirty (30) days or less.

“Knowledge” means, as to any Person, all facts of which such Person has, as of the Closing Date, notice or knowledge following reasonable inquiry under the circumstances; provided, that the phrase “Knowledge of SellerCo” means the Knowledge of Geoffrey Finlay, Ken Fleming, Jit Kulkarni, Prabodh Joshi and Greg Pittman.

“Latest Issuer Balance Sheet” has the meaning set forth in Section 5.4(d).

“Law” means any constitution, law, statute, treaty, rule, directive, binding legal requirement, regulation, statute, act, code, constitution, principle of common law or Order of, or promulgated by, any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 3.15(a).

“Legislation” has the meaning set forth in Section 3.12(c).

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Licensed Software” has the meaning set forth in Section 3.17(d).

“Lien” means any lien (statutory or otherwise), claim, security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, right-of-way, encroachment, reservation, restriction, right of first refusal or first offer, option, or other similar arrangement or rights of third parties.

“Loss” means any loss Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of any third party, including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing. For the avoidance of doubt, “Loss” shall exclude (a) diminution in value, and (b) punitive, special and consequential damages, except to the extent such amounts referred to in this clause (b) are payable to a third party not affiliated with any party to this Agreement.

“Malicious Code” has the meaning set forth in Section 3.17(i).

“Material Adverse Effect” means, with respect to any Person, any change, occurrence, development, effect or event that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (a) the business, Assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person to consummate the transactions contemplated hereby; provided, however, that none of the following shall be taken into account in determining whether there has been a Material Adverse Effect: (i) pendency or announcement of the transactions contemplated by this Agreement; (ii) conditions affecting the industry in which such Person participates or the United States or global economy as a whole or the capital, financial, credit or securities markets generally, including changes in interest or exchange rates; (iii) performance of the express terms of, or the taking of any action expressly required by this Agreement, or the failure to take any action prohibited to be undertaken by this Agreement, or any action taken or not taken with the written consent, written waiver or at the written request or written direction of the other parties to this Agreement; (iv) political or social conditions, including the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism (including cyber-terrorism), fires, earthquakes, tornadoes, hurricanes, floods or other weather related events or other acts of God or natural disasters (including health emergencies, epidemics, pandemics or disease outbreaks, including COVID-19, or COVID-19 Measures or any change in COVID-19 Measures or interpretations thereof), (v) changes or prospective change in Law or GAAP, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), or (vi) any failure of such Person to meet any internal or published estimate of revenues, earnings or other projections or forecasts, performance measures or operating statistics (it being understood and agreed that any change, occurrence, development, effect or event giving rise to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect), it being understood and agreed that in the case of any of clauses (ii) or (iv) above, only if and to the extent not affecting such Person in a disproportionate manner relative to other Persons operating in the industry in which such Person operates.

“Material Contract” has the meaning set forth in Section 3.27(a).

“Material Customer or Supplier” has the meaning set forth in Section 3.21.

“Maximum Amount” has the meaning set forth in the Estimated Closing Statement.

“Membership Interests” has the meaning set forth in the Recitals.

“Minimum Second Cash Amount” has the meaning set forth in Section 2.3(b).

“Minimum Third Cash Amount” has the meaning set forth in Section 2.3(c).

“Net Working Capital” means an amount (whether positive or negative) equal to (a) all current Assets of the Company, including all accounts receivable but excluding Cash, less (b) all current Liabilities of the Company, including all deferred revenue (whether current or long-term) and accrued payroll and earned but unpaid compensation (including salary, bonuses (including the Specified Transaction Bonuses)

and paid time off and the aggregate amount of the employer portion of payroll Taxes associated therewith), but excluding the Additional Consideration Liability Amount, any deferred Tax assets, deferred Tax Liabilities, Indebtedness and Transaction Expenses, provided that all of the foregoing components of Net Working Capital set forth in this sentence shall be calculated in accordance with the Company’s historical accounting practices, policies, and methodologies, consistently applied, so long as consistent with GAAP, and in a manner consistent with the Reference Statement, a copy of which is attached hereto as Exhibit D; provided that in the event of a conflict between Company’s historical accounting practices, policies and methodologies and GAAP, GAAP shall control. For the avoidance of doubt, the calculation of Net Working Capital shall not include any purchase accounting adjustments.

“November Balance Sheet” has the meaning set forth in Section 3.8.

“NYSE” means the New York Stock Exchange.

“Obligations” has the meaning set forth in Section 6.14.

“OFAC” has the meaning set forth in Section 3.12(a).

“Open Source Software” means any software that is licensed, distributed or conveyed pursuant to any license listed at www.opensource.org/licenses or under a similar licensing or distribution model.

“Option Holders” means holders of options to purchase units of SellerCo granted under the SellerCo’s Amended & Restated 2017 Equity Incentive Plan.

“Option Payments” has the meaning set forth in Section 6.15.

“Order” means any judgment, writ, decree, injunction, order, award, compliance agreement or settlement agreement of or with any Governmental Entity or arbitrator.

“ordinary course of business” means, with respect to the Group Companies, the ordinary course of business consistent with the Group Companies’ past practices.

“Pay-Off Letters” means the pay-off letters in respect of all items of Indebtedness to be repaid on behalf of the Company at the Closing attached to the Funds Flow.

“Payroll Processing Services” has the meaning set forth in Section 6.15.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained, from any Governmental Entity.

“Permitted Equity Liens” means, with respect to the Membership Interests, (a) Liens created by the acts of Purchaser or any of its Affiliates, (b) any restriction on the sale, transfer, pledge, or other disposition of securities by Purchaser under the Securities Act, or any other federal, state and other Laws governing securities, and (c) Liens arising under the Group Companies’ Fundamental Documents.

“Permitted Liens” means only (a) Liens for current period Taxes not yet due and payable or being contested in good faith by appropriate proceedings, for which an adequate reserve has been established on the Financial Statements; (b) workers or unemployment compensation Liens arising in the ordinary course of business; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts that are not delinquent or past due or being contested in good faith; (d) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records or any other minor imperfection of title or similar Lien, in each case, which and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the businesses of the Group Companies as presently conducted; (e) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder; (f) any restriction on the sale, transfer, pledge, or other disposition of securities under the Securities Act, or any other federal, state and other Laws governing securities; (g) licenses of Intellectual Property entered into in the ordinary course of business; (h) Liens against or affecting real property that is the subject of a Real Property Lease which is not a violation of such Real Property Lease; and (i) any Liens created by the acts of Purchaser or any of its Affiliates.

“Person” shall be construed broadly and shall include an individual, a partnership (general or limited), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other entity and any Governmental Entity (or any department, agency or political subdivision thereof).

“Personal Data” has the same meaning as the terms “personal data,” “personal information,” or the equivalent under the applicable Data Protection Requirement.

“Policies” has the meaning set forth in Section 3.18(a).

“PPP Loans” means those loans under the Paycheck Protection Act set forth on Schedule 3.31.

“Pre-Closing Tax Contest” has the meaning set forth in Section 6.5(e).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion through the end of the Closing Date of any Straddle Period.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.5(a).

“Pre-Closing Taxes” means, without duplication, (a) any Liability for Taxes of the Group Companies for Pre-Closing Tax Periods, (b) Taxes that should have been withheld by any Group Company in any Pre-Closing Tax Period from payments made to any member of SellerCo, any employee, or any third party; and (c) any Liability for Taxes of any other Person as a successor or pursuant to any contractual agreement entered into on or before the Closing Date (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes), or as a result of being or ceasing to be a member of an affiliated, consolidated, combined, unitary or aggregate group; in each case, other than any Taxes included in the calculation of the Final Purchase Price.

“Privacy Policies” means the Group Companies’ published, posted and internal policies, procedures, and agreements relating to the Group Companies’ collection, use, storage, disclosure, or cross-border transfer of Personal Data.

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, or formal inquiry or investigation before or by a Governmental Entity or an arbitrator.

“Proprietary Software” has the meaning set forth in Section 3.17(b).

“Protected Seller Communications” has the meaning set forth in Section 8.19.

“Purchase Price Allocation Statement” has the meaning set forth in Section 2.7.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Purchaser Claims” has the meaning set forth in Section 8.1(c).

“Purchaser Disclosure Schedule” means the disclosure schedule with respect to the representations, warranties and covenants of Purchaser and Issuer contained in this Agreement, with sections corresponding to the numbered and lettered sections contained herein, delivered separately by Purchaser to SellerCo simultaneously with the execution and delivery of this Agreement.

“Purchaser Fundamental Representations” has the meaning set forth in Section 7.1.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.2(a).

“Purchaser Release” has the meaning set forth in Section 8.1(c).

“Purchaser Released Parties” has the meaning set forth in Section 8.1(a).

“Purchaser Releasors” has the meaning set forth in Section 8.1(c).

“Real Property Lease” has the meaning set forth in Section 3.15(a).

“Reference Statement” has the meaning set forth in Section 2.12.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Parties” has the meaning set forth in Section 3.25(a).

“Related Person” means, with respect to any Person, any director, senior officer or trustee of such Person or other Person or entity that controls such Person; provided that as to any Person that is publicly held, the term shall only include such controlling Persons whose holdings are required to be, and are, publicly reported.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, and employees, stockholders (if such Person is a corporation, a company limited by shares or similar entity), participants or members (if such Person is a limited liability company or similar entity), partners (if such Person is a partnership or similar entity), attorneys-in-fact, financial advisers, counsel, and other agents and third-party representatives, including independent contractors such as consultants, intermediaries, and contractors and anyone acting in a representative capacity on behalf of the Person.

“Restricted Period” means the period commencing on the Agreement Date and ending on the third anniversary of the Closing Date.

“Restrictive Covenant and Indemnity Agreements” has the meaning set forth in the Recitals.

“Sanctioned Country” has the meaning set forth in Section 3.12(a).

“Sanctioned Persons” has the meaning set forth in Section 3.12(a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 5.4(a).

“Second Payment Amount” has the meaning set forth in Section 2.3(b).

“Second Payment Date” has the meaning set forth in Section 2.3(b).

“Second Payment Intent Notice” has the meaning set forth in Section 2.4(a).

“Second Payment Notice” has the meaning set forth in Section 2.4(a).

“Second Payment Notice Date” has the meaning set forth in Section 2.4(a).

“Second Payment VWAP” means the volume-weighted average price per E2open Share for the five (5) trading days prior to the Second Payment Notice Date (inclusive of the day immediately prior to the Second Payment Notice Date).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Recitals.

“Seller Claims” has the meaning set forth in Section 8.1(a).

“SellerCo” has the meaning set forth in the Preamble.

“Seller Fundamental Representations” has the meaning set forth in Section 7.1.

“Seller Group” has the meaning set forth in Section 8.19.

“Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).

“Seller Release” has the meaning set forth in Section 8.1(a).

“Seller Released Parties” has the meaning set forth in Section 8.1(c).

“Seller Releasors” has the meaning set forth in Section 8.1(a).

“Set-Off Notice” has the meaning set forth in Section 2.5(a).

“Settlement Notice” has the meaning set forth in Section 6.13.

“Shortfall Amount” has the meaning set forth in Section 2.9(f).

“Source Code” means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, including material related documentation.

“Specified Transaction Bonuses” means the bonuses payable pursuant to the agreements set forth on Schedule 1.1.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Straddle Period Tax Contest” has the meaning set forth in Section 6.5(e).

“Straddle Period Tax Return” has the meaning set forth in Section 6.5(a).

“Subsidiary” means any particular Person (other than an individual) with respect to which a specified Person (or a Subsidiary of such specified Person) has direct or indirect control. The term “control” includes the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Target Net Working Capital” means negative $8,025,000.

“Tax” or “Taxes” means any and all federal, state, local, foreign taxes, and other levies, fees, imposts, duties and charges of similar kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, social premiums, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Return” means returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Third Payment Amount” has the meaning set forth in Section 2.3(c).

“Third Payment Date” has the meaning set forth in Section 2.3(c).

“Third Payment Intent Notice” has the meaning set forth in Section 2.4(b).

“Third Payment Notice” has the meaning set forth in Section 2.4(b).

“Third Payment Notice Date” has the meaning set forth in Section 2.4(b).

“Third Payment VWAP” means the volume-weighted average price per E2open Share for the five (5) trading days prior to the Third Payment Notice Date (inclusive of the day immediately prior to the Third Payment Notice Date).

“Third-Party Claim” has the meaning set forth in Section 7.4(b).

“Threshold Amount” has the meaning set forth in Section 7.2(c).

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives independent economic value, from not being generally known to, and not being readily ascertainable by, proper means by other persons who can obtain economic value from its disclosure or use, and that is the subject of efforts to maintain its secrecy that are reasonable under the circumstances.

“Transaction Documents” means this Agreement and all other agreements, instruments and certificates contemplated by this Agreement to be executed and delivered by any party in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” means the aggregate fees and expenses of SellerCo, any Seller (for which SellerCo or any Group Company is responsible) or Group Company incurred in connection with the transactions contemplated hereby or the other Transaction Documents that are payable as of or following the Closing and have not been paid on or prior to the Closing, including (a) any such fees and expenses payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors) retained by any Seller, SellerCo or Group Company (or other expenses as provided in Section 8.3), (b) any Change in Control Payments (other than the Specified Transaction Bonuses), and (c) SellerCo’s share of any Transfer Taxes (as provided in Section 6.3).

“Transaction Tax Deductions” means to the extent currently deductible for applicable U.S. income Tax purposes (based on a “more likely than not” standard), any item of loss or deduction of the Company resulting from or attributable to (a) Change in Control Payments; (b) any repayment with respect to Closing Indebtedness at Closing; (c) Transaction Expenses, provided that SellerCo shall make an election pursuant to Section 4 of IRS Revenue Procedure 2011-29; and (d) any payroll Taxes with respect to the amounts set forth in the foregoing clause (a).

“Transfer Taxes” has the meaning set forth in Section 6.3.

“UK Personnel” means any employee, worker, consultant or other individual who provides services to the UK Subsidiary.

“UK Subsidiary” means Logistyx Technologies International Limited.

“Willful Breach” means a material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the intention that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 1.2. Terms Generally. The definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Any reference to any Person shall include the predecessor and successors thereto. The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules to this Agreement) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. Any reference to any supranational, national, federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. All references to “$” or “dollars” shall mean United States Dollars. All references to directors and stockholders shall be deemed to also refer to Persons in equivalent positions and equityholders, respectively, unless the context requires otherwise. The terms “deliver”, “made available”, or terms of similar meaning mean provided in the virtual data room hosted by Datasite entitled “Arigato” in connection with the transactions contemplated by this Agreement (the “Data Room”) at least one (1) Business Day prior to the Closing Date.

Article II
COMPANY SALE AND PURCHASE

Section 2.1. Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures at 9:00 a.m. New York City time on the Agreement Date (the “Closing Date”).

Section 2.2. Agreement to Sell and Purchase. Upon the terms set forth in this Agreement, SellerCo hereby sells, assigns, transfers, conveys and delivers all of the Membership Interests free and clear of all Liens (other than Permitted Equity Liens) to Purchaser, and Purchaser hereby purchases and accepts all of the Membership Interests from SellerCo in exchange for the consideration set forth in Section 2.3, which shall be delivered in accordance with this Agreement.

Section 2.3. Consideration. The consideration payable by Purchaser for the Membership Interests shall be an amount equal to the Closing Equity Value, which shall be payable by Purchaser (in the case of cash consideration) and, if applicable, issuable by Issuer (in the case of E2open Shares consideration) as follows:

(a) At Closing, an amount equal to (i) $90,000,000 plus (ii) the Estimated Closing Cash, plus (iii) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, less (iv) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital less (v) the Estimated Closing Indebtedness, less (vi) the Estimated Transaction Expenses (the “Closing Cash Payment”) shall be paid in cash to SellerCo in accordance with Section 2.8(b)(i).

(b) On May 31, 2022 (the “Second Payment Date”), an amount equal to $37,375,000 (the “Second Payment Amount”) shall, subject to Section 2.4, be payable to SellerCo, which amount shall be settled, in the sole discretion of Purchaser, in cash, E2open Shares or a combination of the two pursuant to Section 2.4(a); provided, that the Second Payment Amount shall consist of at least $5,000,000 in cash (the “Minimum Second Cash Amount”).

(c) On August 29, 2022 (the “Third Payment Date”), subject to Section 2.3(d) , an amount equal to (i) $57,625,000, less (ii) the Indemnity Escrow Amount (the “Third Payment Amount”) shall, subject to Section 2.4, be payable to SellerCo, which amount shall be settled, in the sole discretion of Purchaser, in cash, E2open Shares or a combination of the two pursuant to Section 2.4(b), provided that the Third Payment Amount shall consist of at least $26,100,000 in cash (the “Minimum Third Cash Amount”). On the Third Payment Date Purchaser shall deposit, or shall cause to be deposited, with the Escrow Agent the Indemnity Escrow Amount, which shall be held in a separate account under the Escrow Agreement (the “Indemnity Escrow Account”) and shall be managed and paid out in accordance with this Agreement and the Escrow Agreement.

(d) Notwithstanding the foregoing, and without duplication, the Third Payment Amount may be subject to reduction as provided in Section 2.5 to the extent Purchaser has exercised its rights pursuant to and in accordance with Section 2.5.

Section 2.4. Election as to Form of Consideration for Post-Closing Payments.

(a) Between ten (10) and fifteen (15) Business Days prior to the Second Payment Date, Purchaser shall provide SellerCo written notice (the “Second Payment Intent Notice”) setting forth (i) the portion of the Second Payment Amount which Purchaser in good faith believes as of such time it will elect settle in cash, which amount shall be no less than the Minimum Second Cash Amount, and (ii) the portion of the Second Payment Amount, if any, which Purchaser in good faith believes as of such time it will elect to settle in E2open Shares. The Second Payment Intent Notice shall not be binding on Purchaser, and shall only set forth Purchaser’s then current good faith intentions at the time of such notice (with Purchaser’s final elections to be set forth in the Second Payment Notice). On the date that is five (5) Business Days prior to the Second Payment Date (which due date is referred to herein as the “Second Payment Notice Date”) Purchaser shall provide SellerCo written notice (the “Second Payment Notice”) setting forth (i) the portion of the Second Payment Amount which Purchaser elects to settle in cash, which amount shall be no less than the Minimum Second Cash Amount, (ii) the portion of the Second Payment Amount, if any, which Purchaser elects to settle in E2open Shares, (iii) Purchaser’s calculation of the Second Payment VWAP and (iv) the resulting number of E2open Shares comprising the stock component of the Second Payment Amount. If Purchaser elects to settle any portion of the Second Payment Amount in E2open Shares and following delivery to SellerCo of the Second Payment Notice and not later than the date that is two (2) Business Days prior to the Second Payment Date, SellerCo delivers written notice to Purchaser directing Purchaser to allocate such E2open Shares among SellerCo’s equityholders, that are Accredited Investors and whose joinders to the Registration Rights Agreement and Accredited Investor Questionnaires have been attached to the notice delivered pursuant to this sentence, as set forth in such notice, Purchaser shall instruct its transfer agent to issue such E2open Shares on the Second Payment Date as set forth in such notice (and not to SellerCo).

(b) Between ten (10) and fifteen (15) Business Days prior to the Third Payment Date, Purchaser shall provide SellerCo written notice (the “Third Payment Intent Notice”) setting forth (i) the portion of the Third Payment Amount which Purchaser in good faith believes as of such time it will elect settle in cash, which amount shall be no less than the Minimum Third Cash Amount, and (ii) the portion of the Third Payment Amount, if any, which Purchaser in good faith believes as of such time it will elect to settle in E2open Shares. The Third Payment Intent Notice shall not be binding on Purchaser, and shall only set forth Purchaser’s then current good faith intentions at the time of such notice (with Purchaser’s final elections to be set forth in the Third Payment Notice). On the date that is five (5) Business Days prior to the Third Payment Date (which due date is referred to herein as the “Third Payment Notice Date”) Purchaser shall provide SellerCo written notice (the “Third Payment Notice”) setting forth (i) the portion of the Third Payment Amount which Purchaser elects to settle in cash, which amount shall be no less than the Minimum Third Cash Amount, (ii) the portion of the Third Payment Amount, if any, which Purchaser elects to settle in E2open Shares, (iii) Purchaser’s calculation of the Third Payment VWAP and (iv) the resulting number of E2open Shares comprising the stock component of the Third Payment Amount. If Purchaser elects to settle any portion of the Third Payment Amount in E2open Shares and following delivery to SellerCo of the Third Payment Notice and not later than the date that is two (2) Business Days prior to the Third Payment Date, SellerCo delivers written notice to Purchaser directing Purchaser to allocate such E2open Shares among SellerCo’s equityholders, that are Accredited Investors and whose joinders to the Registration Rights Agreement and Accredited Investor Questionnaires have been attached to the notice delivered pursuant to this sentence, to the extent not previously delivered in connection with the settlement of the Second Payment Amount, as set forth in such notice, Purchaser shall instruct its transfer agent to issue such E2open Shares on the Third Payment Date as set forth in such notice (and not to SellerCo).

(c) Any portion of the Second Payment Amount or Third Payment Amount which is payable in cash to SellerCo shall be made by wire transfer of immediately available funds to the same account to which the Closing Cash Payment was paid to SellerCo unless otherwise instructed by SellerCo in writing. Any E2open Shares issued hereunder shall be subject to the terms of the Registration Rights Agreement.

Section 2.5. Right of Set-Off.

(a) Purchaser shall have a right, exercisable upon at least five (5) Business Days’ prior written notice to SellerCo (any such notice, a “Set-Off Notice”), of set-off against amounts which may be due to SellerCo under this Agreement, to satisfy any amounts that are then due and payable by SellerCo to Purchaser pursuant to the terms of this Agreement, subject to the following terms and conditions.

(i) Purchaser shall only have the right of set-off contained in this Section 2.5 to the extent that the applicable claim by Purchaser is made in good faith with a reasonable basis and any Set-Off Notice shall set forth in reasonable detail Purchaser’s good faith basis for such claim, including, if applicable, relevant supporting documentation relating to such claim then in Purchaser’s possession.

(ii) If Purchaser is exercising its set-off right pursuant to this Section 2.5 with respect to any claim made in good faith prior to the date on which the Indemnity Escrow Account is funded, then such set-off right shall be exercised in the following order and priority (the “Deferred Consideration Set-Off Limitations”): (A) first, against the Indemnity Escrow Amount in an amount up to $5,000,000 thereby reducing the Indemnity Escrow Amount that shall be deposited to the Indemnity Escrow Account on the Third Payment Date by a like amount, and (B) second, only to the extent such claim relates to a claim pursuant to Section 7.2(a)(i) for a breach of any of the Seller Fundamental Representations, an indemnity claim pursuant to Section 7.2(a)(ii) through Section 7.2(a)(vii) (inclusive), or the Shortfall Amount, against the Third Payment Amount, in an aggregate amount up to $3,500,000. Notwithstanding the foregoing, if the Additional Consideration Liability Amount has not been settled prior to the Third Payment Date in accordance with Section 6.13, then the Maximum Amount shall automatically be set-off against the Third Payment Amount without regard to the Deferred Consideration Set-Off Limitations set forth in clause (A) of the immediately preceding sentence (but subject to the Deferred Consideration Set-Off Limitations set forth in clause (B) of the immediately preceding sentence).

(iii) If Purchaser is exercising its set-off right pursuant to this Section 2.5 with respect to any claim made in good faith after the Indemnity Escrow Account has been funded, then such set-off right shall be exercised against the funds then remaining in the Indemnity Escrow Account.

(b) If, as of the Third Payment Date, SellerCo has delivered a Dispute Notice with respect to the calculation of the Final Purchase Price as set forth in the Closing Statement that has not been resolved pursuant to Section 2.9 as of such time, Purchaser shall be deemed to have a good faith claim to exercise its set-off right pursuant to this Section 2.5 with respect to the amount claimed to be payable to Purchaser and then in dispute. If, upon final resolution of such dispute in accordance with Section 2.9, it is determined that the set-off right has been exercised in an amount in excess than what is owed by SellerCo to Purchaser pursuant to Section 2.9, Purchaser shall pay, or shall cause to be paid, such excess to SellerCo promptly (and in any event within five (5) Business Days) after the Final Purchase Price has been determined.

Section 2.6. Closing Estimates. Prior to the Agreement Date, SellerCo has delivered to Purchaser:

(a) a statement prepared in accordance with this Agreement and in a manner consistent with the Reference Statement (the “Estimated Closing Statement”) which sets forth the SellerCo’s good faith estimates of the Closing Cash (the “Estimated Closing Cash”), the Closing Indebtedness (the “Estimated Closing Indebtedness”), the Closing Net Working Capital (the “Estimated Closing Net Working Capital”), and the Transaction Expenses (the “Estimated Transaction Expenses”), together with a calculation of the Closing Equity Value, based on the foregoing; and

(b) a funds flow identifying the recipients and wire instructions for payment of the Closing Cash Payment, Indebtedness, and Transaction Expenses (the “Funds Flow”).

Section 2.7. Purchase Price Allocation. Purchaser’s acquisition of the Membership Interests is intended to be treated as a taxable acquisition of the assets of the Company for federal (and applicable state and local) income tax purposes, and the parties shall file all Tax Returns consistent with such Tax treatment. Purchaser shall, as promptly as reasonably practicable after the determination of the Final Purchase Price pursuant to Section 2.9, but in no event more than sixty (60) days thereafter, submit to SellerCo a statement of Purchaser’s allocation of the Final Purchase Price and other items that are required to be allocated for Tax purposes, including any Closing Indebtedness, to the different purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, and in accordance with the principles set forth in Exhibit E (the “Purchase Price Allocation Statement”). The Purchase Price Allocation Statement shall be, binding and conclusive upon the parties hereto, unless SellerCo objects in writing to any item or items shown on the Purchase Price Allocation Statement within fifteen (15) Business Days after delivery thereof to SellerCo. In the event that Purchaser and SellerCo are unable to resolve any dispute within ten (10) Business Days after delivery of SellerCo’s written objection to Purchaser, Purchaser and SellerCo shall jointly retain the Audit Firm to resolve the disputed items, whose determination shall be final and binding upon the parties. Promptly after the Closing Date (but not before a resolution of all disputes, if any, with regard to the Purchase Price Allocation Statement and pursuant to Section 2.9), Purchaser’s accountant shall prepare, in consultation with SellerCo or SellerCo’s accountant, those statements or forms (including Form 8594) required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder with respect to the allocation of the Final Purchase Price. Such statements or forms shall be prepared consistently with the Purchase Price Allocation Statement. Such statements or forms shall be filed by the parties on their respective federal income tax returns as required by Section 1060 of the Code and the Treasury Regulations promulgated thereunder and each party shall provide the other party with a copy of such statement or form as filed.

Section 2.8. Closing Deliverables.

(a) At or prior the Closing, SellerCo shall deliver (or cause to be delivered) to Purchaser (provided, that to the extent that any of the items described in clauses (v), (vi) and/or (viii) below are held by the applicable Subsidiary of the Company in the relevant jurisdiction, such items will be deemed to have been delivered to Purchaser):

(i) an instrument of transfer for the Membership Interests duly executed in blank, in proper form for transfer;

(ii) certificates of good standing (or other comparable certificates in jurisdictions outside the United States) with respect to each Group Company issued no earlier than twenty (20) days prior to the Closing Date by the appropriate Governmental Entities of their respective jurisdictions of incorporation or formation, as applicable;

(iii) executed Pay-Off Letters, in form and substance satisfactory to Purchaser, providing for the release and termination of all Indebtedness and Liens under the credit agreements with McLarty Capital Partners SBIC, L.P., including the pledge on the shares in the share capital of the Dutch

Subsidiaries and the UK Subsidiary, upon payment of the aggregate amount of such Indebtedness outstanding under such credit agreements as of the Closing Date;

(iv) executed Pay-Off Letters, in form and substance satisfactory to Purchaser, providing for the release and termination of all Indebtedness and Liens under the credit facility with Texas Capital Bank, upon payment of the aggregate amount of Indebtedness outstanding under such credit facility as of the Closing Date;

(v) the up-to-date shareholders’ registers (‘aandeelhoudersregisters’) of the Dutch Subsidiaries in which the release of Liens as per Section 2.8(a)(iii) has been registered;

(vi) the certificate of incorporation, any certificates of incorporation on change of name, the common seal (if any), the statutory books each made up to the Closing Date (including the up-to-date register of members) and the company authentication code for the UK Subsidiary;

(vii) the certificate of incorporation, any certificates of incorporation on change of name, the common seal (if any) and the statutory books each made up to the Closing Date (including the up-to-date register of members) for Logistyx Technologies Asia Pte. Ltd. and the share certificate(s) for the equity interests issued by Logistyx Technologies Asia Pte. Ltd to the UK Subsidiary;

(viii) a counterpart of the Escrow Agreement duly executed by SellerCo;

(ix) a certificate, dated as of the Closing Date, duly executed by the secretary of SellerCo, certifying that true, correct and complete copies of the Company’s Fundamental Documents, as in effect on the Closing Date and the resolutions of the board of managers of SellerCo authorizing the execution, delivery and performance of this Agreement, are attached to such certificate;

(x) evidence in form and substance satisfactory to Purchaser with respect to the resignation of all directors, managers and officers of the Company set forth on Schedule 2.8(a)(x) effective as of the Closing Date;

(xi) a validly executed Internal Revenue Service Form W-9 of SellerCo; and

(xii) evidence in form and substance reasonably satisfactory to Purchaser that each of the agreements set forth on Schedule 2.8(a)(xii) shall have been terminated without any future liability or obligation on the part of the Group Companies, in each case, effective as of the Closing Date.

(b) At the Closing, Purchaser shall:

(i) pay, or cause to be paid, by wire transfer of immediately available funds to SellerCo, the Closing Cash Payment to the account of SellerCo as set forth on the Funds Flow;

(ii) pay, or cause to be paid, by wire transfer of immediately available funds, the Transaction Expenses in the amounts and to the accounts as set forth on the Funds Flow;

(iii) pay, or cause to be paid, by wire transfer of immediately available funds, the Indebtedness in the amounts and to the accounts as set forth in the Pay-Off Letters on the Funds Flow;

(iv) deliver, or caused to be delivered, to SellerCo a counterpart of the Escrow Agreement duly executed by Purchaser and the Escrow Agent; and

(v) deliver, or cause to be delivered, to SellerCo, a counterpart of a Restrictive Covenant and Indemnity Agreement with each of the Sellers, duly executed by Purchaser.

Section 2.9. Purchase Price Adjustment.

(a) Following the Closing, but in any event no later than ninety (90) days thereafter, Purchaser shall cause to be prepared and delivered to SellerCo a statement which shall be prepared in accordance with this Agreement and in a manner consistent with the Reference Statement (the “Closing Statement”) setting forth its good faith calculation of the Closing Cash, Closing Indebtedness, Closing Net Working Capital, Transaction Expenses and the calculation of the Final Purchase Price resulting therefrom. The Closing Statement shall be prepared in accordance with the Group Companies’ historical accounting practices, policies, and methodologies, consistently applied, so long as consistent with GAAP, provided that in the event of a conflict between the Company’s historical accounting practices, policies and methodologies and GAAP, GAAP shall control.

(b) Purchaser shall make such information, working papers, books and records, personnel, resources and Representatives of the Group Companies available to SellerCo and its Representatives as may be reasonably requested by SellerCo to enable SellerCo and its Representatives to review the Closing Statement; provided that the obligation of Purchaser to provide such information, personnel and resources shall be at SellerCo’s sole expense and limited to normal business hours with reasonable prior notice and in such a manner so as not to interfere unreasonably with the conduct of the Group Companies’ Business.

(c) In the event that SellerCo disputes the calculation of the Final Purchase Price set forth in the Closing Statement, SellerCo shall notify Purchaser in writing (the “Dispute Notice”) of the amount (to the extent possible), nature and basis of such dispute, within thirty (30) days after delivery of the Closing Statement. In the event of such a dispute, Purchaser and SellerCo shall use their respective good faith efforts to resolve such dispute.

(d) If Purchaser and SellerCo are unable to resolve all items in dispute set forth in the Dispute Notice within thirty (30) calendar days after delivery of the Dispute Notice, then any remaining items in dispute shall be submitted to PricewaterhouseCoopers (the “Audit Firm”), or if the Audit Firm is unable or unwilling to serve, then such dispute shall be submitted to a different nationally recognized accounting firm jointly chosen by Purchaser and SellerCo. If such disagreement and the determination of the Final Purchase Price is submitted to the Audit Firm for resolution, then (i) SellerCo and Purchaser shall execute any agreement(s) reasonably required by the Audit Firm to accept their engagement pursuant to this Section 2.9(d), (ii) Purchaser shall promptly furnish or cause to be furnished to the Audit Firm such work papers and other documents and information relating to its computation of the Final Purchase Price as the Audit Firm may reasonably request and are available to Purchaser, (iii) each party shall be afforded the opportunity to present to such Audit Firm, with a copy to the other party, any other written material relating to such party’s computation of the Final Purchase Price, (iv) the Audit Firm shall review only those items that are in dispute and base its determination for each of the disputed items solely on the submissions of the parties and the relevant definitions contained herein, (v) the Audit Firm shall not attribute a value to any single disputed amount greater than the greatest amount proposed by either party nor an amount less than the least amount proposed by either party, (vi) the Audit Firm determination shall be made in accordance with the Group Companies’ accounting practices, policies, and methodologies, so long as consistent with GAAP, provided that in the event of a conflict between the Company’s historical accounting policies and GAAP, GAAP shall control, (vii) there shall be no ex parte communication between the Audit Firm and any of Purchaser or SellerCo or any of their respective Affiliates or Representatives, except for ministerial matters or other non-substantive communications or in the event a party declines, after reasonable notice, to participate in a communication involving the Audit Firm and the other party, (viii) all communications to the Audit Firm (including documentation or other evidence submitted to the Audit Firm) by or on behalf of a party shall be provided concurrently by or on behalf of such party to the other party, (ix) Purchaser and SellerCo shall instruct the Audit Firm to deliver all communications by the Audit Firm (including all requests for information or questions by the Audit Firm) to a party or its Representatives to be delivered concurrently by the Audit Firm to the other party and its designated Representatives, and (x) SellerCo, on the one hand, and Purchaser, on the other hand, shall each bear the fees and costs of the Audit Firm in inverse proportion to the aggregate amount in dispute for which each of them is successful; provided, however, that the engagement agreement(s) referred to in clause (i) above may require the parties to be bound jointly and severally to the Audit Firm for those fees and costs and, therefore, in the event SellerCo or Purchaser pays to the Audit Firm an amount in excess of such party’s portion of the fees and costs of the Audit Firm’s engagement pursuant to this clause (x), the other party agrees to reimburse SellerCo or Purchaser, as the case may be, to the extent required to effect the cost-sharing with respect to the fees and costs of the Audit Firm set forth in this clause (x). The Audit Firm shall be instructed to render a decision no more than sixty (60) days from the date that the matter is referred to such firm and such decision shall be final and binding on the parties hereto and, in the absence of fraud or manifest error, shall not be subject to dispute or review. Following any such dispute resolution (whether by mutual agreement of the parties or by written decision of the Audit Firm), the Final Purchase Price (as determined in such dispute resolution) shall be deemed final.

(e) Immediately upon the expiration of the thirty (30) day period for giving the Dispute Notice, if no such notice is given, or upon notification by SellerCo to Purchaser that no such notice will be given, Purchaser’s calculations set forth in the Closing Statement shall be final and binding on the parties hereto and shall not be subject to dispute or review.

(f) If the Final Purchase Price (as set forth in the Closing Statement or as finally determined pursuant to Sections 2.9(d) and 2.9(e), as the case may be) is less than the Closing Cash Payment (the absolute value of such difference, the “Shortfall Amount”), SellerCo and Purchaser shall, promptly deliver (but in any event within five (5) Business Days of the determination of the Final Purchase Price) a joint written instruction to the Escrow Agent to pay to SellerCo from the Indemnity Escrow Account an amount equal to the Shortfall Amount; provided, however, that in the event the Indemnity Escrow Amount has not yet been funded, Purchaser shall be entitled to offset the Shortfall Amount as provided in Section 2.5.

(g) If the Final Purchase Price (as set forth in the Closing Statement or as finally determined pursuant to Sections 2.9(d) and 2.9(e), as the case may be) is greater than the Closing Equity Value, Purchaser shall pay, or cause to be paid, to SellerCo an amount equal to such difference by wire transfer of immediately available funds to the account of SellerCo set forth on the Funds Flow promptly (and in any event within five (5) Business Days) after the Final Purchase Price has been determined.

(h) Any amounts payable under this Section 2.9 shall for all purposes be treated by Purchaser and SellerCo as an adjustment to the Final Purchase Price for all Tax purposes, to the extent permitted by applicable Law.

Section 2.10. Escrow Amount. The funds in the Indemnity Escrow Account shall be available to satisfy any amounts payable by the Sellers to Purchaser pursuant to Section 2.9(f) and to satisfy any Losses for which indemnification is provided by the Sellers in accordance with and subject to the terms of Article VII. The Escrow Agent shall be directed to hold the funds in the Indemnity Escrow Account as security for any such obligations of the Sellers or Purchaser, as applicable, and to distribute such funds in accordance with the terms of this Agreement and the Escrow Agreement.

Section 2.11. Withholding Taxes. Purchaser shall be entitled to deduct and withhold (or cause the Company to deduct and withhold) from the consideration otherwise payable to SellerCo pursuant to this Agreement such amounts as Purchaser determines it is required by applicable Law to be deducted and withheld with respect to Taxes; provided that Purchaser shall provide written notice of any such applicable deduction and withholding to SellerCo at least ten (10) days prior to the Closing Date and shall cooperate with Seller to minimize or eliminate such deduction or withholding as permitted under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to SellerCo in respect of which such deduction and withholding was made by Purchaser or the Company, as applicable.

Section 2.12. Reference Statement. Exhibit D sets forth an illustrative statement (the “Reference Statement”) setting forth the various line items used (or to be used) in, and illustrating as of the date set forth therein, the calculation of Cash, Indebtedness and Net Working Capital, in each case prepared and calculated in accordance with this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERCO

Except as set forth in the section of the Disclosure Schedule, SellerCo hereby represents and warrants to Purchaser as follows:

Section 3.1. Organization; Existence; Qualification and Power. Each of SellerCo and each Group Company (a) is duly organized and validly existing under the Laws of its respective jurisdiction of organization, (b) has all requisite power and authority to own, lease and operate its Assets and to carry on its business as presently being conducted, and (c) is qualified to do business and in good standing (or local equivalent) in every jurisdiction in which the operation of its business requires such company to be so qualified (except where the failure to be so qualified and in good standing would not reasonably be expected to have a Company Material Adverse Effect). The Fundamental Documents of each Group Company, true, correct and complete copies of which have been made available to Purchaser prior to the Agreement Date, are in full force and effect.

Section 3.2. Authorization. Each of SellerCo and the Company has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which SellerCo or the Company is a party and the consummation of the transactions contemplated hereby and thereby by each of SellerCo and the Company, as applicable, have been duly authorized by all requisite limited liability company action on the part of SellerCo and the Company, respectively. This Agreement and the other Transaction Documents to which either SellerCo or the Company is a party has been duly executed and delivered by SellerCo and the Company, as applicable, and, assuming this Agreement and the other Transaction Documents constitutes the valid and binding obligation of the other parties hereto and thereto, constitutes the valid and binding obligation of each of SellerCo and the Company, as applicable, enforceable against SellerCo and/or the Company, as applicable, in accordance with their respective terms, (a) except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws affecting creditors’ rights generally, and (b) except insofar as the availability of equitable remedies may be limited by applicable Laws (the preceding clauses (a) and (b) are referred to herein collectively as the “Enforceability Exceptions”).

Section 3.3. Non-contravention. Except (a) as set forth in Schedule 3.3 and (b) subject to compliance with and filings under the HSR Act (which have been completed), the execution and delivery and performance of this Agreement and the other Transaction Documents to which SellerCo or the

Company, as applicable, is a party, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof by SellerCo or the Company, as applicable, will not (i) violate any Law to which the Group Companies or any of their Assets are subject, (ii) violate any provision of the Fundamental Documents of the Group Companies, (iii) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any material Liability under, any Material Contract, or (iv) result in the creation or imposition of any Lien upon any of the properties or Assets of the Group Companies, except, in the case of the foregoing clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

Section 3.4. Consents and Approvals. Except for compliance with and filings under the HSR Act, there are no notices to, or consents, waivers, authorizations or approvals of, any Governmental Entity, or any declaration to or filing or registration with any such Governmental Entity, that are required to be made, obtained or given by any Group Company in connection with the execution and delivery of this Agreement or the other Transaction Documents by SellerCo or the Company, or the performance by SellerCo or the Company of their respective obligations hereunder and thereunder, except for any of the foregoing that, if not made, obtained or given would not, individually or in the aggregate, be material to the Group Companies taken as a whole.

Section 3.5. Capitalization of the Company.

(a) The Membership Interests constitute 100% of the equity securities of the Company, all of which are held of record and beneficially owned by SellerCo. Except for the Membership Interests, there are no other securities of the Company issued or outstanding. All of the Membership Interests have been duly authorized, validly issued and fully paid and SellerCo has good and valid title to the Membership Interests free and clear of all Liens (other than Permitted Equity Liens).

(b) There are no (i) outstanding warrants, options, convertible securities, securities, performance units or other commitments or instruments pursuant to which any Group Company is or may become obligated to issue or sell any equity interests (including Membership Interests) or other securities of any Group Company, (ii) outstanding obligations of any Group Company to repurchase, redeem or otherwise acquire outstanding securities (including Membership Interests) or any securities convertible into or exchangeable for any securities (including Membership Interests) of any Group Company, (iii) preemptive or similar rights to purchase or otherwise acquire equity interests (including Membership Interests) or other equity securities of any Group Company pursuant to any provision of the Fundamental Documents of any Group Company or any Contract to which any Group Company is a party, (iv) any right of first refusal, right of first offer, proxy, voting trust, voting agreement or similar arrangement with respect to the equity interests (including Membership Interests) or other securities of any Group Company (whether outstanding or issuable) or (v) stock appreciation rights, phantom stock, profit participation or similar rights with respect to any Group Company.

(c) All equity interests (including Membership Interests) and other securities issued by any Group Company have been issued in transactions in compliance, in all material respects, with applicable Laws.

(d) Immediately upon the consummation of the transactions contemplated by this Agreement, Purchaser will own the Membership Interests free and clear of all Liens (other than Permitted Equity Liens).

(e) Each Seller holds of record membership interests in SellerCo having a percentage interest in SellerCo as set forth next to such Seller’s name on Schedule A, free and clear of all Liens (other than those set forth in SellerCo’s Fundamental Documents and any restriction on the sale, transfer, pledge, or other disposition of securities under the Securities Act, or any other federal, state and other Laws governing securities).

Section 3.6. Subsidiaries.

(a) Schedule 3.6 sets forth all of the issued and outstanding equity interests of each Subsidiary of the Company, and except as set forth on Schedule 3.6, all of which are owned by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens (other than any restriction on the sale, transfer, pledge, or other disposition of securities under the Securities Act, or any other federal, state and other Laws governing securities). No Subsidiary of the Company is a party to, or obligated to consummate, any merger, partnership, joint venture or similar transaction.

(b) Neither SellerCo nor the Company or any of its Subsidiaries directly or indirectly own, control or hold any rights to acquire, any equity interests in any Person other than the Group Companies.

Section 3.7. Bankruptcy. No Group Company is involved in any Proceeding by or against it as a debtor before any Governmental Entity under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Group Companies. No Group Company is or, after giving effect to the consummation of the transactions contemplated at the Closing, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable state fraudulent conveyance or transfer Law.

Section 3.8. Financial Statements. Attached to Schedule 3.8 are true, correct, and complete copies of (a) the audited consolidated balance sheets of the Group Companies and the related audited consolidated statements of operations and comprehensive loss, statement of members’ equity and statement of cash flows as of December 31, 2019, and December 31, 2020 (collectively, the “Audited Financial Statements”) and (b) the unaudited consolidated balance sheet of the Group Companies as of November 30, 2021 (the “November Balance Sheet”) and the related statements of operations and cash flows for the eleven-month period ended November 30, 2021 (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared based on the books and records of the Group Companies, (ii) present fairly, in all material respects, the financial position, results of operations and changes in cash flow of the Group Companies of such dates and for the periods then ended, subject in the case of the Interim Financial Statements to the absence of footnotes and changes resulting from normal year-end adjustments and (iii) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

Section 3.9. Undisclosed Liabilities. Except as set forth on Schedule 3.9, none of the Group Companies has any Liabilities of the type that would be required to be shown on a consolidated balance sheet of the Group Companies prepared in accordance with GAAP, except for Liabilities (a) reflected, reserved against, or otherwise described in the November Balance Sheet, (b) which have been incurred since the Balance Sheet Date in the ordinary course of business (none of which constitute a Liability resulting from noncompliance with any applicable Law, breach of Contract, breach of warranty, tort, infringement, claim or lawsuit), (c) for future performance under the Group Companies’ Contracts, (d) incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents or (e) as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.10. Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with the Group Companies’ historical practices.

Section 3.11. Accounts Receivable. All accounts receivable payable to or for the benefit of the Group Companies and that are reflected on the November Balance Sheet (the “Company Accounts Receivable”) have arisen from bona fide transactions in the ordinary course of business and, to the Knowledge of SellerCo, there is no contest, counterclaim or right of setoff with any account debtor of any Company Accounts Receivable relating to such accounts receivable. Except as set forth on Schedule 3.11, the Group Companies do not advance premiums or other monies to customers or have any Contracts with customers pursuant to which any Group Company is obligated to provide services to customers without charge, excluding customer credits provided by the Group Companies in the ordinary course of business. No Group Company has offered any cash rebates to any of its customers which will apply at any time after the Closing. Schedule 3.11 sets forth a complete and correct list in all material respects of all Company Accounts Receivable.

Section 3.12. Certain Regulatory Matters.

(a) No Group Company or any Related Person of any Group Company, is (i) a person listed in any Sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or the U.S. Department of State, (ii) a person operating, organized or resident in a country or region which is itself the subject or target of any Sanctions (“Sanctioned Country”), or (iii) any person owned or controlled by any person or persons specified in (i) or (ii) above or otherwise the target of Sanctions (together “Sanctioned Persons”). Each Group Company and Related Person of any Group Company is in compliance with applicable Sanctions in all material respects and is not knowingly engaged in any activity that would reasonably be expected to result in any Group Company or any Related Person of any Group Company being designated as a Sanctioned Person. To the Knowledge of SellerCo, no Group Company or any Related Person of any Group Company is engaged directly in any business or transactions with any Sanctioned Person or in any Sanctioned Country, or knowingly engaged in any indirect business or transactions with any Sanctioned Person or in any Sanctioned Country that would result in the violation of Sanctions by any person.

(b) (i) Each Group Company is in compliance in all material respects with all anti-money laundering Laws of jurisdictions applicable to such Group Company (collectively, “AML Laws”), including the USA PATRIOT Act and (ii) no proceeding involving any Group Company, with respect to AML Laws, is currently pending or, to the Knowledge of SellerCo, threatened, which in each case would reasonably be expected to result in a determination that a material violation of such AML Laws has occurred. No Group Company is required to be registered with the U.S. Department of the Treasury as a money services business, as such term is defined by federal law or regulation, and no Group Company is required to be registered or licensed as a money services business, money transmitter or equivalent enterprise under applicable Law.

(c) No Group Company nor, to the Knowledge of SellerCo, any Representative of any Group Company acting on its behalf has, directly or indirectly, made, offered, promised or authorized, or caused to be made offered, promised or authorized, any payment, contribution, gift or favor of anything of value, including money, property or services, in each case, in contravention of the U.S. Foreign Corrupt Practices Act, as amended from time to time (the “FCPA”), or any similar other applicable U.S. Law prohibiting public or commercial bribery or corruption (collectively, including the FCPA, the “Legislation”) (i) as a kickback, gratuity, or bribe to any person, including any foreign official as defined in the FCPA, or (ii) to any political organization, or the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Group Companies. No Group Company or, to the Knowledge of SellerCo, any Representative of any Group Company (in its capacity as such) (i) is, to the Knowledge of SellerCo, under investigation for any potential violation of the Legislation, (ii) has received any written notice or written communication from any Governmental Entity regarding any actual, alleged or potential violation of, or failure to comply with, any Legislation by any Group Company or any Representative thereof (in its capacity as such), (iii) is aware of any violation or potential violation of the Legislation by any Group Company or any Representative thereof (in its capacity as such) or (iv) has committed any act that would constitute a violation of the Legislation. No Group Company or any Related Person of a Group Company, or, to the Knowledge of SellerCo, any of its Representatives, is a “foreign official,” as defined under the FCPA (including any employee of a state-owned or state-controlled entity, business or corporation).

Section 3.13. Absence of Certain Developments. Since the Balance Sheet Date to and including the Agreement Date, except in connection with (a) the authorization, preparation, negotiation, execution or performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby or (b) as set forth on Schedule 3.13, (x) the Group Companies have operated in all material respects in the ordinary course of business (except for taking such actions as were required to comply with COVID-19 Measures), (y) there has been no Company Material Adverse Effect and (z) the Group Companies have not taken any of the following actions:

(a) cancelled any third party debt owed to such Group Company;

(b) (i) made any loans, advances or capital contributions to or investments in any Person (except for travel or other expense advances made in the ordinary course of business) or (ii) purchased debt securities of any other Person;

(c) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, directly or indirectly, any Person or division thereof or equity interest therein;

(d) sold, leased, licensed, transferred or otherwise disposed of or created, incurred, encumbered or subjected to any Lien (other than Permitted Liens) any of its material properties, equity interests or Assets, other than obsolete or unsalable Assets or Assets with de minimis or no book value, and other than non-exclusive licenses of Intellectual Property in the ordinary course of business;

(e) made or agreed to make any material capital expenditures outside of the ordinary course of business;

(f) made any material change to its accounting methods, principles or practices, except as required by GAAP or applicable Laws;

(g) discontinued any material line of business or dissolved or wound up such Group Company;

(h) settled any Proceeding;

(i) suffered any complete loss or destruction or material damage to any material Asset of such Group Company;

(j) except as required by applicable Law, made or changed any material Tax election, changed an annual Tax accounting period, adopted or changed any material Tax accounting method, filed any amended material Tax Return, entered into any closing agreement (as described under Section 7121 of the Code) with respect to any Tax, settled any Tax claim or assessment relating to such Group Company, surrendered any right to claim a refund of Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to such Group Company;

(k) terminated, materially modified or cancelled any Contract which, if in full force and effect on the Agreement Date, would be considered a “Material Contract” hereunder;

(l) materially increased the base compensation or materially changed the employment or service terms of any director, officer, employee, consultant or other service provider of any Group Company outside the ordinary course of business;

(m) adopted, materially amended or terminated any bonus, profit sharing, incentive, severance or other Company Plan, except (i) as expressly contemplated by Section 6.10, (ii) as required by applicable Laws, or (iii) amendment or termination of employment agreements or offer letters in the ordinary course of business; or

(n) entered into any Contract with respect to, or committed to any Person to take, any of the foregoing actions.

Section 3.14. Compliance with Law; Permits.

(a) Each Group Company is and has at all times in the three (3) years prior to the Agreement Date been, in compliance in all material respects with all Laws applicable to such Group Company, the conduct or operation of the Business or the ownership or use of any of its Assets, and no Proceeding is pending or, to the Knowledge of SellerCo, threatened, alleging any such violation or noncompliance.

(b) Each Group Company has all material Permits necessary for the conduct of the Business as presently conducted under applicable Law and (i) each of such Permits is in full force and effect, (ii) each Group Company is in compliance in all material respects with the terms, provisions and conditions thereof, and (iii) to the Knowledge of SellerCo, no suspension, revocation or cancellation of any such Permit is pending or threatened. Schedule 3.14(b) sets forth a list of all such material Permits.

(c) No Group Company has any liability under any applicable abandoned property, escheat or similar Law.

Section 3.15. Title to Properties.

(a) No Group Company owns (nor has any Group Company ever owned) any real property. Schedule 3.15(a) includes a true, correct and complete list of (i) all Contracts under which any Group Company leases, or has agreed to lease in the future, any real property as a lessee thereof (each, a “Real Property Lease” and collectively, the “Real Property Leases”) and (ii) the street address of the real property that is leased pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). SellerCo has made available to Purchaser true, correct and complete copies of all Real Property Leases prior to the Agreement Date. None of the Group Companies has subleased or licensed, as sublessor or sublicensor, or otherwise granted any Person the right to occupy the Leased Real Properties or any portion thereof and there are no parties physically occupying or using any portion of any of the Leased Real Properties other than the Group Companies.

(b) The Group Companies collectively own good and marketable title to, free and clear of all Liens (other than Permitted Liens), or a valid leasehold interest in, all of their tangible Assets reflected in the Interim Financial Statements. To the Knowledge of SellerCo all material equipment and other material items of tangible personal property forming part of the Assets of the Group Companies which are located at the Leased Real Property or necessary for the operation or conduct of the Business consistent with past practice are in good operating condition, normal wear and tear excepted, and are usable in the ordinary course of business. The Group Companies collectively own, lease under valid leases or have use of and/or valid access under valid agreements to all facilities, machinery, equipment and other tangible Assets necessary for the conduct of the Business, as conducted by the Group Companies immediately prior to the Closing. With respect to the property and Assets leased by any Group Company (including the Real Property Leases), such Group Company is in compliance with such leases (including the Real Property leases) in all material respects and holds a valid and enforceable leasehold interest therein, free of any Liens, other than Liens to (or incurred by) the lessors of such property or Assets or Permitted Liens and subject to the Enforceability Exceptions.

Section 3.16. Tax Matters.

(a) Each Group Company has filed when due all income and other material Tax Returns required by applicable Law to be filed and all such Tax Returns were true, correct and complete in all material respects.

(b) All material Taxes due and payable by the Group Companies (whether or not shown on any Tax Return) have been paid.

(c) Except as set forth on Schedule 3.16(c), no deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Group Company that are still pending, and there is no Proceeding, audit or claim now pending against, or with respect to, any Group Company in respect of any Tax or assessment.

(d) No written claim has been made by any Tax authority in a jurisdiction where a Group Company has not filed a Tax Return of a particular type that it is or may be subject to taxation of such type by such jurisdiction, nor to the Knowledge of SellerCo is any such assertion threatened.

(e) No Group Company is a party to any Contract, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes). No Group Company has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, or by Contract (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes).

(f) The Group Companies have withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party, and has complied in all material respects with all information reporting requirements with respect thereto.

(g) There is no outstanding request for any extension of time within which to pay any income or other material Taxes or file any income or other material Tax Returns (other than an extension of time granted in the ordinary course), there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any income or other material Taxes of any Group Company, and no ruling with respect to Taxes (other than a request for determination of the status of a qualified pension plan) has been requested by or on behalf of any Group Company.

(h) There are no Liens for Taxes upon any Assets of any Group Company other than Permitted Liens.

(i) No Group Company has participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b)(2).

(j) No Group Company has a permanent establishment (within the meaning of any applicable income Tax treaty) in any jurisdiction other than the country in which it is organized.

(k) No Group Company has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the Agreement Date or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(l) Each Group Company has at all times used the accrual method of accounting for all income Tax purposes.

(m) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election made under Section 965(h) of the Code or (vii) any gain recognition agreement to which any Group Company is a party under Section 367 of the Code (or any similar provision of state, local or non-U.S. Tax Law).

(n) SellerCo is, and always has been, properly classified as a partnership for U.S. federal and applicable state and local income tax purposes, and the Company is, and always has been, properly classified as an entity that is disregarded from its owner as defined in Treas. Reg. Sec. 301.7701-3. The U.S. federal, applicable state and local, and non-U.S. income tax classification of each Subsidiary since its formation is listed on Schedule 3.16(n). No change in entity classification has been made with respect to SellerCo, the Company or any of their respective Subsidiaries.

Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 3.16, Section 3.23 and Section 3.13(j) contain the sole and exclusive representations and warranties relating to the Group Companies with respect to Tax matters. Except for the representations and warranties made in Section 3.16(e), Section 3.16(m) and Section 3.16(n), nothing in this Section 3.16 shall be construed as a representation or warranty with respect to any Tax position that Purchaser or its Affiliates (including the Company following the Closing) may take in respect of any taxable period (or portion thereof) beginning after the Closing Date.

Section 3.17. Intellectual Property.

(a) Schedule 3.17(a) sets forth a true, accurate and complete list of all (i) patents and patent applications, (ii) trademark registrations and applications, (iii) registered copyrights, and (iv) registered domain names and social media accounts and handles, in each case, owned or purported to be owned by any Group Company (collectively, “Listed Intellectual Property”, and together with any other

Intellectual Property owned or purported to be owned by a Group Company, the “Company Intellectual Property”); in each case identifying (as applicable) the title or name of the Listed Intellectual Property, registered owner(s) (and if such registered owner is not the legal owner, the legal owner as well), jurisdiction, application number and date, and registration number and registration date (each as applicable). All necessary registration, maintenance, and renewal fees in connection with all Listed Intellectual Property which are required to be paid as of the Agreement Date have been paid in full as of the Agreement Date. The Listed Intellectual Property is subsisting valid and, to the extent registered, (enforceable as far as the Company is aware) and has not been abandoned or cancelled.

(b) Schedule 3.17(b) sets forth a true, accurate, and complete list of all material computer software owned or purported to be owned by any Group Company (the “Proprietary Software”).

(c) The relevant Group Company owns all right, title and interest in and to the Company Intellectual Property and the Proprietary Software free and clear of all Liens other than Permitted Liens. No Group Company is subject to any Order that restricts or impairs the use of any Listed Intellectual Property or Proprietary Software.

(d) Schedule 3.17(d) sets forth a true, accurate, and complete list of all material computer software used by any Group Company, excluding non-custom software that is commercially available on non-discriminatory terms and licensed pursuant to shrink-wrap, click-wrap, or similar nonexclusive licenses that is used solely for internal Business purposes, but including any license to application programming interfaces (the “Licensed Software”). To the Knowledge of SellerCo, all use, reproduction, modification, distribution, and sublicensing of the Licensed Software by the Group Companies is authorized pursuant to the terms of a valid license listed in Schedule 3.27(a)(viii) (a copy of which has been made available to Purchaser).

(e) A Group Company owns all right, title and interest in and to, or has valid and enforceable licenses to use, all Intellectual Property used in or otherwise material for the conduct of the Business. The Group Companies are in compliance in all material respects with all material contractual obligations relating to the protection of the Intellectual Property it uses pursuant to license or other agreement. The consummation of the transactions contemplated by this Agreement will not materially alter or impair any Group Company’s right in or to any Intellectual Property which is used in to the operation of the Business.

(f) The conduct of each Group Company’s business as currently conducted does not infringe, misappropriate or otherwise violate, and in the three (3) year period prior to the Agreement Date has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any Person. No Group Company has received any written notice and/or written claim, and no Proceeding has been instituted, settled or, to the Knowledge of SellerCo, threatened in writing that (i) alleges any such infringement, misappropriation or other violation or (ii) challenges the validity or enforceability of any Company Intellectual Property or the Group Companies’ right to use or otherwise exploit any Intellectual Property. No Group Company has received any written notice in the three years prior to the Agreement Date that any Person is infringing or misappropriating, or has infringed or misappropriated any Company Intellectual Property and, to the Knowledge of SellerCo, no Person is infringing, misappropriating or otherwise violating, or has, in the three years prior to the Agreement Date, infringed, misappropriated or otherwise violated, any Group Company’s rights in any Company Intellectual Property.

(g) Each Group Company takes commercially reasonable steps to protect, maintain and enforce Company Intellectual Property and to preserve the confidentiality of Trade Secrets comprised in Company Intellectual Property and other material non-public or proprietary information pertaining to any Group Company or the Business. To the Knowledge of SellerCo, there has been no unauthorized use or disclosure of any Company Intellectual Property or other non-public or proprietary information pertaining to any Group Company or its business and services (other than pursuant to written confidentiality agreements). Each Group Company’s former and current employees, consultants, agents and other Persons who are provided with or otherwise have had, in the three years prior to the Agreement Date, and have access to Trade Secrets or other material non-public or proprietary information pertaining to any Group Company or its Business and services have executed confidentiality agreements binding such employees, consultants, agents and other Persons to obligations of confidentiality with respect to such Trade Secrets or other non-public or proprietary information. Each Group Company’s former and current employees, consultants, agents and other Persons who have contributed to or participated in the development of any currently utilized Company Intellectual Property as part of such Person’s employment, consultancy or engagement with the applicable Group Company (each such Person, a “Contributor”) have entered into valid and binding proprietary rights and confidentiality agreements with the applicable Group Company assigning or vesting ownership of all such Intellectual Property in such Group Company. To the Knowledge of SellerCo, at no time during the conception of or reduction to practice of any Company Intellectual Property was any developer, inventor, or other contributor to such Company Intellectual Property operating under any grants from any Governmental Entity, educational institution or private source, or utilizing the facilities of any Governmental Entity or educational institution. To the Knowledge of SellerCo, no Group Company has been a member or promoter of, or contributor to, any industry standards body or similar organization that would reasonably be expected to require or obligate any Group Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

(h) Except as set forth on Schedule 3.17(h), no Group Company nor, to the Knowledge of SellerCo, any Person acting on behalf of any Group Company has disclosed or delivered to any other Person, or permitted the disclosure or delivery from any escrow agent or other Person, of any Source Code of the Proprietary Software. No Group Company has entered into any Contract pursuant to which any Group Company has deposited, or is or may be required to deposit, with an escrow agent or like Person any Source Code of the Proprietary Software. Each Group Company maintains (i) machine readable copies of its Proprietary Software, and (ii) reasonably complete technical documentation or user manuals for material releases or versions thereof currently in use in the Business, currently made available to the customers of the Group Companies, or currently supported by any Group Company in relation to the Business. The Company maintains at least one copy of the Source Code of the Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standard safekeeping for proprietary Source Code.

(i) No Proprietary Software, or Computer Systems controlled by any Group Company and used in the Business, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have or be capable of performing or facilitating, any of the following functions: materially disrupting, disabling, or harming the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed (collectively, “Malicious Code”). Each Group Company implements, and has implemented, reasonable measures designed to prevent the introduction of Malicious Code into the Proprietary Software and Computer Systems controlled by such Group Company and used in the Business, including firewall protections and regular virus scans.

(j) The Proprietary Software does not contain any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of data) that materially and adversely affects the use, functionality or performance of such software, or materially fails to comply with any applicable warranty, specification or other contractual commitment relating to the use, functionality or performance of such software.

(k) No Group Company has used or is using any Open Source Software in any manner that does, or would be reasonably expected to, with respect to any Proprietary Software, (i) require disclosure or distribution of the Proprietary Software in Source Code form, (ii) require the licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof, or (iv) create, or purport to create, other obligations for a Group Company that affect any Proprietary Software. With respect to any Open Source Software that is or has been used by any Group Company in any way, such Group Company is in compliance in all material respects with all applicable agreements with respect thereto.

(l) The Computer Systems controlled by the Group Companies (i) operate and perform in all material respects in accordance with their documentation and functional specifications; (ii) have not malfunctioned or failed in a manner that resulted in significant or chronic disruptions to the operation of the Business, and (iii) are sufficient in all material respects for the conduct of the Business as conducted on the Agreement Date. Each Group Company maintains commercially reasonable security, data backup, disaster recovery and business continuity plans, procedures and facilities to ensure the continued operation of the Computer Systems controlled by the Group Companies in the event of a disaster or business interruption, and acts in compliance therewith. Each Group Company has taken commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the Computer Systems controlled by the Group Companies (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Except as disclosed in Schedule 3.17(l), and to the Knowledge of SellerCo, there have been no material unauthorized intrusions or breaches of the security of such Computer Systems. Each Group Company uses reasonable methods (including passwords) to ensure the correct identity of the users of its databases, systems, networks and internet sites and the correct identity of its customers, and uses reasonable encryption (or equivalent) protection with respect to the security and integrity of transactions executed through its software and Computer Systems.

Section 3.18. Insurance.

(a) SellerCo has made available to Purchaser true, correct and complete copies of all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other insurance policies insuring the properties, Assets, employees (in their capacity as such) and/or operations of the Group Companies currently held by the Group Companies (collectively, the “Policies”). All premiums due under all such Policies have been paid and the Group Companies are in compliance in all material respects with the terms and conditions of all such Policies.

(b) All such Policies are in full force and effect, and, except as set forth on Schedule 3.18(b), are expected to remain in full force and effect immediately following the consummation of the transactions contemplated by this Agreement in accordance with their respective terms. No Group Company is in material default under the Policies and there is no claim by any Group Company pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies. No Group Company has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies that insurance rates or other annual premiums or fees in effect as of the Agreement Date will hereafter be substantially increased (except in the ordinary course of business or to the extent that insurance rates or other fees may be increased for all similarly situated risks or customers), that there will be a non-renewal, cancellation or material increase in a deductible (or a material increase in premiums in order to maintain an existing deductible) of any of the Policies in effect as of the Agreement Date.

Section 3.19. Litigation. Except as set forth on Schedule 3.19, there is no, and during the four (4) years prior to the Agreement Date there has been no, Proceeding pending or, to the Knowledge of SellerCo, threatened in writing (a) against any Group Company or (b), to the Knowledge of SellerCo, against any officer, director, stockholder, employee or agent of any Group Company in their capacity as such and involving the Assets of the Group Companies which, if determined adversely to the Group Companies, would reasonably be expected to result in material Liability to the Group Companies, taken as a whole. Except as set forth on Schedule 3.19, no Group Company is subject to any outstanding Order. No Group Company has any Proceeding pending against any Governmental Entity or other Person.

Section 3.20. Bank Accounts. Schedule 3.20 sets forth all of the bank accounts of the Group Companies, together with the authorized signatories for such accounts.

Section 3.21. Material Customers and Suppliers. Schedule 3.21 sets forth the 20 largest customers of the Group Companies by revenue and the 10 largest suppliers of the Group Companies by expense, in each case, for the twelve (12) month period ended December 31, 2020 and for the eleven month period ended on the Balance Sheet Date (each a “Material Customer or Supplier”). Since the Balance Sheet Date, no Material Customer or Supplier has terminated or materially and adversely changed its relationship with the applicable Group Company nor has any Group Company received any notification in writing that any such Material Customer or Supplier intends to terminate or materially and adversely change such relationship. Except as set forth in Schedule 3.21, there are no pending or, to the Knowledge of SellerCo, threatened disputes between any Group Company, on the one hand, and any Material Customer or Supplier, on the other hand, that (a) would reasonably be expected to materially and adversely affect the relationship between any Group Company and any Material Customer or Supplier and (b) would reasonably be expected to have a Material Adverse Effect with respect to the Company.

Section 3.22. Labor Matters.

(a) SellerCo has made available to Purchaser a list of each current employee of the Group Companies as of the last Business Day of the week immediately preceding the Agreement Date, together with the following information with respect to each such employee: (i) name; (ii) current job title; (iii) hire date; (iv) cash compensation (hourly rate for non-exempt employees, annual salary for exempt employees and total 2021 incentive compensation);(v) target bonus or commission opportunity, in each case, including in respect of any UK Personnel; (vi) full-time or part-time status; (vii) active or inactive status (and if inactive, start date of leave and expected return to work date); (viii) classification as exempt or non-exempt under the Fair Labor Standards Act (if applicable to such employee pursuant to applicable Law); (ix) whether working pursuant to a visa (including the visa type and expiration date); (x) work location (city, state for U.S. employees) and (xi) employing Group Company. SellerCo has made available to Purchaser a list of each independent contractor that currently provides services to the Group Companies as of the last Business Day of the week immediately preceding the Agreement Date, or that has provided such services in 2021 prior to such date, with the following information: (i) name; (ii) description of services; (iii) start date and term of services; (iv) compensation arrangement; (v) location of services (state for U.S. contractors); and (vi) whether the relationship is governed by a written agreement.

(b) Except as set forth on Schedule 3.22(b), the Group Companies have, at all times during the four (4) years prior to the Agreement Date, complied in all material respects with all applicable Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to employment practices, terms and conditions of employment, wages, hours, overtime, holiday pay, collective bargaining, employment discrimination, civil rights, disability rights or benefits, safety and health, workers’ compensation, immigration, pay equity, employee leave and classification of employees and the collection and payment of withholding and/or social security Taxes and/or social premiums. The Group Companies have, at all times during the four (4) years prior to the Agreement Date, met in all material respect all requirements by Law or regulation relating to the employment of foreign citizens, and the Group Companies do not currently employ, and have not employed within the last three (3) years, any Person who was not permitted to work in the jurisdiction in which such Person was employed.

(c) The Group Companies are not delinquent in payment to any of their current or former directors, officers, employees, consultants or other service providers for any wages, fees, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such directors, officers, employees, consultants and other service providers or in payments owed upon any termination of such Person’s employment.

(d) There is no unfair labor practice complaint pending, or, to the Knowledge of SellerCo, threatened against or involving the Group Companies before the National Labor Relations Board or any other Governmental Entity. There is no labor strike, material dispute, slowdown or stoppage actually pending or, to the Knowledge of SellerCo, threatened against or involving the Group Companies, and no such disputes have occurred during the three (3) years prior to the Agreement Date. During the three (3) years prior to the Agreement Date, the Group Companies have not engaged in any location closing or employee layoff activities that implicated the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. No labor union represents any employees of the Group Companies (other than any Dutch Subsidiary) and, to the Knowledge of SellerCo, no labor union represents any employees of any Dutch Subsidiary. To the Knowledge of SellerCo, no labor union is or has engaged in any organizing activity with respect to the employees of the Group Companies. The Group Companies are not a party to or bound by any collective bargaining or similar agreement or union Contract, nor do they voluntarily apply any collective bargaining or union Contract.

(e) To the Knowledge of SellerCo, (i) no Key Employee is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract (with any Person), or subject to any Order, that would materially interfere with: (A) the performance by such employee of any of his or her duties or responsibilities as an officer or employee of the Company or (B) the ability of the Purchaser to conduct the Business in substantially the same manner as it was conducted immediately prior to the Closing; and (ii) no Key Employee of the Group Companies, has informed any Group Company in writing of any plan to terminate their employment with the Company, nor do the Group Companies have a present intention to terminate the employment of any of the foregoing.

(f) During the five (5) years prior to the Agreement Date, (i) to the Knowledge of SellerCo, no allegations of sexual harassment or sexual misconduct have been made against any director, officer or employee of the Group Companies in their capacities as such and (ii) the Group Companies have not entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Group Companies.

(g) The employment of all Persons and officers employed by the Company is terminable at will without any penalty or severance obligation of any kind on the part of the employer, other than the obligation to provide advance notice of termination not to exceed 60 days (in the case of mass layoffs or reductions in force that trigger obligations under the Worker Adjustment and Retraining Notification Act or other similar Laws) or health continuation coverage pursuant to COBRA, and other than UK Personnel who can be terminated by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or any other applicable statutory claim related to their employment). Except as set forth on Schedule 3.22(g), all sums due for employee compensation and benefits owing to any employees of the Company have been duly and adequately accrued on the accounting records of the Company.

(h) No UK Personnel who at any time has provided services to the UK Subsidiary has been placed on furlough leave under the terms of the UK Government’s Coronavirus Job Retention Scheme.

Section 3.23. Employee Benefits.

(a) Schedule 3.23(a) sets forth a true and complete list of all material Company Plans. With respect to each such material Company Plan, the Group Companies have made available to Purchaser or its counsel a current, true and complete copy, to the extent applicable of: (i) where such Company Plan has been reduced to writing, each writing constituting a part of such Company Plan and all amendments thereto, including all plan documents, material employee communications, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) where such Company Plan has not been reduced to writing, a written summary of all material plan terms; (iii) copies of any underlying insurance policies and contracts, administration agreements and similar service provider, investment management or advisor agreements; (iv) copies of any summary plan descriptions, summaries of material modifications and summaries of benefits and coverage relating to such Company Plan; (v) in the case of any such Company Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service and any legal opinions issued thereafter with respect to such Company Plan’s continued qualification (or a copy of any pending application for a determination letter and any related correspondence from the Internal Revenue Service); (vi) a copy of the most recently filed Form 5500, with all corresponding schedules and financial statements attached; (vii) the two most recent nondiscrimination test performed under the Code; (viii) copies of all material non-routine correspondence with the Internal Revenue Service, Department of Labor, Department of Health and Human Services, Pension Benefit Guaranty Corporation or other Governmental Entity regarding any Company Plan and current or previous audits or inquiries during the three (3) years prior to the Agreement Date; and (ix) copies of any filings under any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity during the three (3) years prior to the Agreement Date.

(b) With respect to each Company Plan and any related trust, (i) each Company Plan has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of all applicable Law (including ERISA, the Code, the Affordable Care Act and any applicable state or local Law); (ii) nothing has occurred with respect to any Company Plan that has subjected or would reasonably be expected to subject the Group Companies or any of its ERISA Affiliates to a penalty under Section 502 of ERISA or to Taxes or penalties under Section 4975, 4980B, 4980D, 4980H, 6721 or 6722 of the Code (iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, or may rely upon a favorable opinion letter, from the Internal Revenue Service that it is so qualified and, to the Knowledge of SellerCo, nothing has occurred since the date of such letter that would reasonably be expected to affect the qualified status of such Company Plan; (iv) no such Company Plan is under audit or investigation by any Governmental Entity or regulatory authority; (v) all payments required to be made by the Group Companies under any Company Plan, any Contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) with respect to all prior periods have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the Agreement Date, in accordance with the provisions of each of the Company Plan, applicable Law and GAAP; (vi) neither the Group Companies nor any of its Affiliates has any legally binding commitment or obligation to adopt, amend, modify or terminate any Company Plan except (A) as otherwise required by Law, or (B) as permitted in accordance with the terms of any Company Plan and (vii) no such Company Plan is a self-insured “group health plan” (as defined under Section 5000(b)(1) of the Code) not covered by a stop-loss policy, other than a health reimbursement arrangement, health savings account, flexible spending arrangement, or similar plan.

(c) No Company Plan is, and none of the Group Companies or any of their ERISA Affiliates, or any of their respective predecessors has within the past six (6) years contributed to, contributes to, has within the past six (6) years been required to contribute to, or otherwise within the past six (6) years participated in or participates in or in any way has any Liability, directly or indirectly, with respect to any plan subject to Section 412, 430 or 4971 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), any single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) which is subject to Sections 4063, 4064 and 4069 of ERISA or Section 413(c) of the Code, or a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. No Group Company would reasonably be expected to become subject to any Liability in connection with or as a result of being an ERISA Affiliate of any entity other than a Group Company.

(d) Other than as required under Section 4980B of the Code, Section 601 of ERISA or other applicable Law, none of the Company Plans or other arrangement provides retiree health or life insurance benefits coverage to any individual for any reason, and none of the Group Companies nor any ERISA Affiliate has any Liability to provide retiree medical benefits to any individual (including as a result of having represented, promised or contracted to any individual that such individual would be provided with retiree medical benefits), other than health continuation coverage pursuant to COBRA.

(e) There is no pending or, to the Knowledge of SellerCo, threatened action relating to any Company Plan (other than routine claims for benefits) or under workers’ compensation Law, and no Company Plan has, within the three (3) years prior to the Agreement Date, been the subject of an examination or audit by a Governmental Entity, or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

(f) No Company Plan or administrator of such Company Plan has taken any action, or failed to take any action, which action or failure would reasonably be expected to subject Purchaser or any Group Company to Liability for any “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Plan. No “fiduciary” (within the meaning of Section 3(21) of ERISA) has incurred any Liability for breach of fiduciary duty under ERISA, or for any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan in accordance with ERISA.

(g) Each Company Plan that is subject to Section 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. The Group Companies do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, excise taxes, interest, penalties incurred pursuant to Section 409A of the Code.

(h) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due to, or forgiveness of indebtedness of, any current or former employee, officer, director, manager, consultant or other service provider of the Group Companies; (ii) limit or restrict the right of the Group Companies to merge, amend or terminate any Company Plan; or (iii) result in the acceleration of the time of payment, vesting, or funding of any such compensation or benefits payable under any Company Plan.

(i) Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in the payment of any amount to any employee, officer, director or other service provider of any Group Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Group Companies as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

(j) Logistyx Technologies Asia Pte. Ltd. maintains valid health insurance policies in compliance with applicable Laws and in respect of each of its employees who has a contractual right thereto under their employment contract.

(k) Notwithstanding the foregoing, the representations and warranties in clauses (ii), (iii) and (vii) of Section 3.23(b), Section 3.23(c) and Section 3.23(f) shall not apply to Company Plans solely offered to employees of the UK Subsidiary or the Dutch Subsidiaries.

Section 3.24. Environmental Matters. Each Group Company has for the three (3) years prior to the Agreement Date complied in all material respects with all, and is in compliance in all material respects with all, and has not received any written notice alleging any violation by a Group Company of any applicable Environmental Requirements, and there are no Proceedings pending or, to the Knowledge of SellerCo, threatened against a Group Company alleging any such material violation, or any material Liability of a Group Company arising under any applicable Environmental Requirements with respect to any of its past operations or any real property in connection with its use by a Group Company. No Group Company has, in the three (3) years prior to the Agreement Date, received any written notice or written report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental Requirements, or (b) actual or alleged liability arising under Environmental Requirements, including any investigatory, remedial or corrective obligation. No Group Company has expressly assumed or undertaken any Liability of any other Person under any Environmental Requirements. No Group Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, or operated any real property in a manner that has given rise to any material Liabilities pursuant to any Environmental Requirement, including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damage, or any investigative, corrective or remedial obligations, in each case, that remains outstanding or unresolved.

Section 3.25. Related Party Transactions. Except for employment relationships and compensation, benefits, travel advances, expense reimbursements or customary director indemnification agreements:

(a) Schedule 3.25 sets forth a list of the following: (i) each Contract entered into between a Group Company, on the one hand, and any current executive officer, director (or entity equivalent), equity-holder or Seller or any of their respective Affiliates (collectively, “Related Parties”), on the other hand; (ii) all outstanding Indebtedness (for monies actually borrowed or loaned by any current or former Related Party); and (iii) to the Knowledge of SellerCo, each direct or indirect ownership interest held by any Related Party (other than non-affiliated holdings in publicly held companies) in excess of 5% in any Person which is a competitor of any Group Company or customer or supplier that is party to a Material Contract;

(b) except as set forth on Schedule 3.25, no Related Party is a guarantor or is otherwise liable for any material Liability (including Indebtedness) of any Group Company; and

(c) no Related Party owns or has any ownership interest in or to any of the Assets or properties of the Group Companies used in the Business (other than dividends or distributions to SellerCo or Sellers, reimbursements of business expenses or solely by virtue of being a direct or indirect equityholder of the Group Companies).

Section 3.26. Directors and Officers. Schedule 3.26 lists all of the directors, officers, and limited liability company manager of each Group Company.

Section 3.27. Material Contracts.

(a) Schedule 3.27 sets forth a true, correct and complete list of each Contract to which a Group Company is a party or otherwise subject that falls within the following categories (each, a “Material Contract”):

(i) any Contract for the employment of any Key Employee;

(ii) any Contract providing for a retention or similar payment or a Change in Control Payments;

(iii) any collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization or that provides for co-employment of employees of the Company;

(iv) any Contract relating to outstanding Indebtedness for borrowed money or placing a Lien on any Asset of the Company due to the borrowing of money, except for obligations and Liabilities incurred in the ordinary course of business and Permitted Liens;

(v) any guarantee by any Group Company of any obligation for borrowed money;

(vi) any Contract with respect to the lending of funds by any Group Company;

(vii) Real Property Leases;

(viii) any Contract pursuant to which any Group Company receives the right to use any Intellectual Property material to the operation of the Business, excluding licenses for non-custom software that is commercially available or licensed pursuant to shrink wrap, click-wrap or similar non-exclusive licenses with annual or one-time payments of less than $50,000;

(ix) any licensing Contract with a Material Customer or Supplier (excluding, for the avoidance of doubt, statements of work and purchase orders);

(x) any Contract which limits the ability of the Group Companies (A) to solicit customers or alternative suppliers or (B) to charge certain prices pursuant to “most favored nation” provisions;

(xi) any Contract which prohibits any Group Company from freely engaging in any business anywhere in the world;

(xii) any Contract providing for indemnification by the Group Companies of any officer or director;

(xiii) any Contract by and between, on one hand, any Group Company and, on the other hand, any Governmental Entity (other than Permits);

(xiv) any Contract establishing a joint venture or strategic alliance with another Person;

(xv) any Contract for the settlement of any Proceeding other than settlements prior to January 1, 2016 solely for payment of an amount in cash and without any continuing obligations of the Company or with respect to the Business; and

(xvi) any Contract not listed in the foregoing clauses (i) through (xv), which gives rise to payment obligations by or to the Group Companies in excess of $350,000 in any twelve (12)-month period over the remaining term of the Contract.

(b) Each Material Contract (i) is valid, binding and enforceable against the Group Company party thereto and, to the Knowledge of SellerCo, against each other party thereto, in accordance with its terms, and (ii) is in full force and effect, in each case, except as limited by the Enforceability Exceptions. The Group Company party to each Material Contract has performed in all material respects all obligations required to be performed by it under, and is not in default under or breach of, any Material Contract, in any material respect, and to the Knowledge of SellerCo, no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach. To the Knowledge of SellerCo, each other party to each Material Contract has performed all material obligations required to be performed by it under, and is not in default under or breach of, any Material Contract, in any material respect, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach. SellerCo has made available to Purchaser (A) a true, correct and complete copy of each of the written Material Contracts, together with all amendments, waivers or other changes thereto, and (B) a written description of all oral Material Contracts.

Section 3.28. Sufficiency of Assets. The Company has good and valid title to, or an adequate leasehold or license interest in, all of the Assets used in the Business free and clear of all Liens other than Permitted Liens. Immediately after giving effect to the Closing, the Assets of the Group Companies will be sufficient to enable the Group Companies to continue to conduct the Business in all material respects as it was conducted by the Group Companies immediately prior to the Closing in the ordinary course.

Section 3.29. Brokers. No Group Company has any liability for any brokerage commissions, finder’s fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of the Sellers, any Group Company or any of their respective Affiliates.

Section 3.30. Privacy and Data Security.

(a) Each Group Company is in material compliance with all Data Protection Requirements.

(b) No Group Company has received any subpoenas, demands or other written notices from any Governmental Entity investigating, inquiring into or otherwise relating to any actual or potential violation of any Data Protection Law by the Group Company and, to the Knowledge of SellerCo, no Group Company is under investigation by any Governmental Entity for any actual or potential violation of any Data Protection Law. No written notice, complaint, claim, enforcement action or litigation of any kind has been served on any Group Company under any Data Protection Requirement.

(c) Each of the Group Companies has taken commercially reasonable steps, in material compliance with applicable Data Protection Requirements, designed to protect (i) the operation, confidentiality, integrity and security of the Group Company’s software, systems, and websites that are involved in the collection and/or processing of Personal Data, and (ii) Personal Data in the Group Company’s possession and/or control from unauthorized use, access, disclosure and modification.

(d) To the Knowledge of SellerCo, no Group Company has experienced any material failures, crashes, security breaches, unauthorized access, use or disclosure, or other adverse events or incidents related to Personal Data that would require notification of individuals, law enforcement, or any Governmental Entity or any material remedial action by the Company or in relation to the Business under any applicable Data Protection Requirements. There are no pending or, to the Knowledge of SellerCo, threatened complaints, actions, fines or other penalties facing any Group Company in connection with any such failures, crashes, security breaches, unauthorized access, use or disclosure, or other adverse events or incidents.

Section 3.31. CARES Act. Except for the PPP Loans or as set forth on Schedule 3.31, no Group Company has applied for or received any funds, loans, benefits, deferrals or any other kind of remuneration in connection with the COVID-19 pandemic, including any CARES Act stimulus fund programs or other programs administered in response to the COVID‑19 pandemic (including the Paycheck Protection Program) by any Governmental Entity. With respect to the PPP Loans, the Group Companies are in compliance in all material respects with the CARES Act. All representations, warranties and certifications made by each Group Company in connection with obtaining and the forgiveness of the PPP Loans were true and correct in all material respects when made. The Group Companies used the proceeds under the PPP Loans solely for uses, and in respective amounts, that are (or were at such time) permitted under the CARES Act. Each of the PPP Loans has been forgiven in full pursuant to the terms and conditions of the CARES Act and without any further liability on the part of any Group Company.

Section 3.32. Investment Matters. SellerCo is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act (an “Accredited Investor”). If issued, SellerCo is acquiring the E2open Shares that may comprise a portion of the consideration contemplated by Section 2.3 for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Subject to the terms of the Registration Rights Agreement, SellerCo acknowledges that the E2open Shares that may comprise a portion of the consideration contemplated by Section 2.3 have not been registered under the Securities Act or any state securities Laws, and that such E2open Shares may not be transferred, sold, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, offer for sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable securities Laws.

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth on the Purchaser Disclosure Schedule, Purchaser represents and warrants to SellerCo as follows:

Section 4.1. Organization; Good Standing; Qualification and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of Purchaser requires it to be so qualified (except where the failure to be so qualified and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect).

Section 4.2. Authorization. Purchaser has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and, assuming this Agreement and the other Transaction Documents constitutes the valid and binding obligation of each of the other parties hereto and thereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms except as limited by the Enforceability Exceptions.

Section 4.3. Non-contravention. Subject to compliance with and filings under the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser, the consummation of the transactions contemplated hereby and thereby, compliance with the provisions hereof and thereof do not and will not (a) violate any Law to which Purchaser or any of its Affiliates or any of Purchaser’s or any of its Affiliate’s assets are subject, (b) violate any provision of the Fundamental Documents of Purchaser or any of its Affiliates, or (c) violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Purchaser or any of its Affiliates is a party or by which any of them is bound or to which any of the respective properties or Assets of Purchaser is subject; except with respect to clauses (a) and (c) as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 4.4. Consents and Approvals. Except for compliance with and filings under or required by the HSR Act (which have been completed) and the SEC with respect to any E2open Shares that may comprise a portion of the consideration contemplated by Section 2.3, there are no notices to, or consents, waivers, authorizations or approvals of, any Governmental Entity, or any declaration to or filing or registration with any such Governmental Entity, that is required of or to be made by Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents or the performance by Purchaser of its obligations hereunder and thereunder.

Section 4.5. Brokers. Other than Berenson & Company, Purchaser does not have any liability for any brokerage commissions, finder’s fees, or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement made by or on behalf of Purchaser or any of its Affiliates.

Section 4.6. Independent Investigation. Purchaser has conducted its own independent investigation, review, and analysis of the Business, results of operations, prospects, condition (financial or otherwise), and Assets of the Group Companies, and acknowledges that it has been provided reasonable access to the personnel, properties, Assets, premises, books, and records, and other documents and data of the Group Companies for such purpose. Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the representations and warranties set forth in Article III (including the corresponding portions of the Disclosure Schedule).

Section 4.7. Acknowledgment; Limitation on Representations and Warranties. Except for the representations and warranties contained in Article III, including the related portions of the Disclosure Schedule, Purchaser acknowledges and agrees that none of the Company, SellerCo or any other Person has made or makes any express or implied representation or warranty, either written or oral, concerning SellerCo, the Group Companies or the Business, including (i) as to the accuracy or completeness of any information regarding the Group Companies or the Business that has been furnished or made available to (or otherwise acquired by) Purchaser or its Representatives (including any information, documents or material made available to Purchaser or any of its representatives in any data room, management presentations or in any other form in expectation of the transactions contemplated hereby or by any Transaction Document) or (ii) as to the future or historic financial condition, results of operations, prospects, assets or liabilities of the Group Companies, revenue, profitability, or success of the Business, or any representation or warranty arising from statute or otherwise in law, and Purchaser expressly disclaims any reliance on any such express or implied representations or warranties. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT PURCHASER AND ITS AFFILIATES WILL ACQUIRE THE MEMBERSHIP INTERESTS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III.

Article V
REPRESENTATIONS AND WARRANTIES OF ISSUER

Except as set forth on the Purchaser Disclosure Schedule, Issuer represents and warrants to SellerCo as follows:

Section 5.1. Organization; Good Standing; Qualification and Power. Issuer is duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite power to own, lease and operate its Assets and to carry on its business as presently being conducted, and is qualified to do business and in good standing in every jurisdiction in which the operation of the business of Issuer requires it to be so qualified (except where the failure to be so qualified and in good standing would not reasonably be expected to have an Issuer Material Adverse Effect). The Fundamental Documents of Issuer, true, correct and complete copies of which have been delivered to SellerCo prior to the Agreement Date or are otherwise available and on file with the SEC, are in full force and effect.

Section 5.2. Authorization. Issuer has the requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Issuer. This Agreement and the other Transaction Documents to which Issuer is a party have been duly executed and delivered by Issuer and, assuming this Agreement and the other Transaction Documents constitutes the valid and binding obligation of each of the other parties hereto and thereto, constitutes the valid and binding obligation of Issuer, enforceable against Issuer in accordance with their respective terms except as limited by the Enforceability Exceptions. The consummation of the transactions contemplated hereby does not require the approval of Issuer’s stockholders.

Section 5.3. Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Issuer is 2,556,747,890 shares (collectively, “Issuer Shares”), consisting of: (i) 1,000,000 shares of Preferred Stock, par value $0.0001 per share, of which 0 shares are issued and outstanding; (ii) 2,500,000,000 E2open Shares, of which 301,359,967 shares are issued and outstanding; (iii) 13,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share, which is divided into 9,000,000 shares of Series B-1 Common Stock, par value $0.0001 per share and 4,000,000 shares of Series B-2 Common Stock, par value $0.0001 per share, of which 94 shares of Series B-1 Common Stock and 3,372,184 shares of Series B-2 Common Stock are issued and outstanding, and (iv) 42,747,890 shares of Class V Common Stock, par value $0.0001 per share, of which 33,560,839 shares are issued and outstanding. As of February 24, 2022, 29,079,872 warrants to purchase shares of capital stock of Issuer are issued and outstanding, consisting of: (i) 13,799,872 public warrants, (ii) 10,280,000 private placement warrants, and (iii) 5,000,000 forward purchase warrants. All of the issued and outstanding Issuer Shares have been and are, and all E2open Shares compromising the consideration to be issued or reserved for issuance pursuant to this Agreement, when issued in accordance with the terms of hereof, will be, duly authorized and validly issued, fully paid and non-assessable, and all outstanding warrants of Issuer have been duly authorized and validly issued.

(b) Except as set forth in Section 5.3(a) or as disclosed in the SEC Documents, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Issuer is a party or by which Issuer or any of its Affiliates is bound: (i) obligating Issuer or any of its Affiliates to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of Issuer or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any payment to any Person the value of which is derived from or calculated based on the value of such shares of capital stock or other equity interests; or (ii) granting any preemptive or antidilutive or similar rights with respect to any Issuer Shares or other securities issued by Issuer. All registration rights agreements, investors’ rights agreements, stockholders’ agreements and voting agreements or trusts to which Purchaser is a party, by which it is bound or pursuant to which any Issuer Shares are subject relating to the voting or transfer of any Issuer Shares to the extent legally required to be so filed have been publicly filed with the SEC. No bonds, debentures, notes or other indebtedness of Issuer entitling the holder thereof to any right to vote with the stockholders of Issuer on matters submitted to the stockholders of Issuer (or any such indebtedness or other securities that are convertible into or exercisable or exchangeable for securities having such voting rights) are issued or outstanding.

Section 5.4. SEC Documents; Financial Statements.

(a) Except as set forth on Schedule 5.4(a), since February 4, 2021, Issuer has timely filed all required material reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), and any required amendments to any of the foregoing, in each case, required to be filed by Issuer with the SEC pursuant to the Exchange Act and the Securities Act (the “SEC Documents”). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and no SEC Documents when filed, declared effective or mailed, as applicable (or, if supplemented, modified or amended, as of the date of the most recent supplement, modification or amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Issuer or any of its Subsidiaries is, to Issuer’s actual knowledge, the subject of any ongoing SEC review. There are no outstanding unresolved comments received from the SEC with respect to the SEC Documents.

(b) The consolidated financial statements (including all related notes and schedules) of Issuer included in its Annual Report on Form 10-K for the fiscal year ended February 28, 2021 and in its quarterly reports on Form 10-Q for the quarterly periods ended May 31, 2021, August 31, 2021 and

November 30, 2021 comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the unaudited financial statements, to normal and recurring year-end audit adjustments) and fairly present in all material respects the financial position of Issuer as of the dates thereof and the results of its operations and cash flows for the periods then ended.

(c) Issuer has established and maintains a system of internal control over financial reporting (as such terms are defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Issuer’s financial reporting and the preparation of parent’s financial statements for external purposes in accordance with GAAP. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of Issuer has disclosed to Issuer’s auditors and the audit committee of its board of directors (i) all significant deficiencies and material weaknesses in the design or operation of Issuer’s internal controls over financial reporting which are reasonably likely to adversely affect Issuer’s ability to report financial information and (ii) to the Issuer’s actual knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in Issuer’s internal control over financial reporting.

(d) Neither Issuer nor any of its Subsidiaries has any Liability that would be required to be reflected or reserved against on the face of a balance sheet thereof prepared in accordance with GAAP, other than liabilities (i) reflected or reserved against the consolidated balance sheet of Issuer included in the Annual Report on Form 10-K for the fiscal year of Issuer ended February 28, 2021 (including the related notes thereto) (the “Latest Issuer Balance Sheet”), (ii) incurred in accordance with this Agreement or the other Transaction Documents or otherwise in connection with the transactions contemplated hereby or thereby, (iii) incurred since the date of the Latest Issuer Balance Sheet in the ordinary course of business of Issuer and its Subsidiaries or (iv) that has not had and would not, in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect. Since the date of the Latest Issuer Balance Sheet, there has not been or occurred any Issuer Material Adverse Effect.

Section 5.5. Litigation; Compliance with Law.

(a) There are no Proceedings pending, or to Issuer’s Knowledge, threatened, against Issuer or any of its Subsidiaries, nor is Issuer or any of its Subsidiaries subject to any Order of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(b) None of Issuer or its Subsidiaries has been in or is in violation of any Laws that are or were applicable to Issuer or its Subsidiaries or the conduct or operation of the business thereof, except for any such violations that have not had or would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(c) Since February 4, 2021, Issuer has complied in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. As of the date hereof, the E2open Shares are listed on NYSE, and Issuer has taken no action, directly or indirectly, that is reasonably likely to have the effect of terminating the registration of the E2open Shares under the Exchange Act or delisting the E2open Shares from NYSE. As of the date of this Agreement, Issuer has not received any notification that, and has no actual knowledge that, the SEC or NYSE is contemplating terminating such listing or registration.

Article VI
COVENANTS

Section 6.1. Non-Solicitation.

(a) SellerCo acknowledges and agrees that the agreements and covenants contained in this Section 6.1 are (i) reasonably limited in temporal and geographical scope and in all other respects and (ii) reasonably necessary to protect the value of the business and Assets of the Group Companies. SellerCo agrees that, during the Restricted Period, SellerCo shall not directly or indirectly, engage in Interfering Activities.

(b) If any court of competent jurisdiction shall at any time deem the duration or the scope of any of the provisions of this Section 6.1 unenforceable, the other provisions of this Section 6.1 shall nevertheless stand and the duration and/or scope set forth herein shall be deemed to be the longest period and/or greatest size permissible by Law under the circumstances, and the parties hereto agree that such court shall reduce the time period and/or scope to a legally permissible duration or size.

(c) Without limiting the remedies available to Purchaser, SellerCo acknowledges that a breach of any of the covenants contained in this Section 6.1 may result in material irreparable injury to Purchaser and its Subsidiaries (including the Company) for which there may be no adequate remedy at Law, that it may not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to any other remedy available at Law or equity (including monetary damages), Purchaser and its Subsidiaries (including the Company) shall be entitled to seek a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach hereof, restraining SellerCo from engaging in activities prohibited by this Section 6.1 or such other relief as may be required specifically to enforce any of the covenants in this Section 6.1. Notwithstanding any other provision to the contrary, the Restricted Period shall be tolled during any period of violation of any of the covenants in this Section 6.1 and during any other period required for litigation during which Purchaser or any of its Subsidiaries (including the Company) seeks to enforce such covenants against SellerCo if it is ultimately determined that SellerCo was in breach of such covenants. Upon becoming aware of any breach by SellerCo of this Section 6.1, Purchaser shall deliver prompt written notice of such breach to SellerCo; provided that any failure to promptly deliver any such notice shall not impact SellerCo’s obligations hereunder.

Section 6.2. Confidential Information; Public Announcements.

(a) SellerCo shall not, directly or indirectly, disclose to any Person or use any information in any form, whether acquired prior to or after the Closing Date, received from another party hereto relating to the Business and operations of Purchaser or any of its Subsidiaries (including the Group Companies) or the Business, including information regarding customers, vendors, suppliers, Trade Secrets, training programs, manuals or materials, technical information, Contracts, systems, procedures, mailing lists, knowhow, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Group Companies’ products or services or the Business), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of Purchaser or the Business (collectively, “Confidential Information”); provided, however, that SellerCo shall not be prohibited from disclosing Confidential Information to its Representatives who are subject to a contractual, legal or fiduciary obligation of confidentiality with respect to such information and on a need-to-know basis. Confidential Information does not include such information that: (i) as of the Agreement

Date or at the time of disclosure is publicly available or thereafter becomes publicly available through no breach of SellerCo of its obligations pursuant to this Section 6.2; (ii) is disclosed or furnished to SellerCo by a third party who is not known by SellerCo to have acquired the information under a legal or contractual obligation of confidentiality; (iii) is independently developed by SellerCo without the use of or reference to Confidential Information after the Closing Date; (iv) communicated to a third party by SellerCo with the express written consent of Purchaser; or (v) is disclosed by SellerCo as required by applicable Law (provided that SellerCo shall have first provided notice to Purchaser of such requirement so that Purchaser may, at its sole cost and expense, have an opportunity to seek a protective Order to prevent or limit such disclosure); provided, however, that SellerCo need only deliver such a notice to the extent practicable under the circumstances and not otherwise prohibited by applicable Laws. The confidentiality obligations set forth in this Section 6.2(a) shall terminate and expire on the date that is the fourth (4th) anniversary of the Agreement Date.

(b) No press release, public announcement or other public communication related to this Agreement or the transactions contemplated hereby shall be issued or made by any party hereto without the prior written approval of Purchaser and SellerCo (in each case, such approval not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law (in the reasonable opinion of counsel and upon, to the extent practicable and legally permissible, notice to SellerCo, in the case of a disclosure by Purchaser, or Purchaser, in the case of a disclosure by SellerCo). Notwithstanding the foregoing, this Section 6.2(b) shall not apply to any press release, public announcement or other public communication made by any party hereto that is consistent with a prior press release or similar disclosure and does not contain any information relating to the transactions that has not been previously announced or made public in accordance with the terms of this Agreement.

Section 6.3. Transfer Taxes. All state and local transfer, sales, excise, value-added, stamp and use or other similar Taxes applicable to, or imposed upon, the transfer of the Membership Interests (collectively, “Transfer Taxes”) shall be borne and paid 50% by SellerCo and 50% by Purchaser. The party responsible under applicable Law for filing the Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party. Purchaser and SellerCo shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 6.4. Tax Cooperation. Purchaser and SellerCo will cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any Proceeding with respect to Taxes imposed on or with respect to the Assets or operations of the Company or the Business. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.5. Tax Returns.

(a) Purchaser will prepare or cause to be prepared and file or cause to be filed all Tax Returns for each Group Company for Pre-Closing Tax Periods (each such Tax Return, a “Pre-Closing Tax Return”) and all Straddle Periods (each such Tax Return, a “Straddle Period Tax Return”) that are required to be filed after Closing in accordance with this Section 6.5(a). Each such Pre-Closing Tax Return and Straddle Period Tax Return will be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Purchaser will deliver a copy of each such Pre-Closing Tax Return and Straddle Period Tax Return to SellerCo for review at least twenty (20) days before filing and not less than thirty (30) days before the deadline for such filing. Purchaser will also deliver its calculation of the Taxes owing with respect to each such Straddle Period Tax Return that are attributable to the Pre-Closing Tax Period, if any. If Purchaser does not receive from SellerCo a written objection (specifying the nature of such objection) to the Pre-Closing Tax Return or the Straddle Period Tax Return within thirty (30) days of delivery, it may file the proposed Tax Return and such Tax Return will be deemed final and binding as between Purchaser and SellerCo.

(b) If SellerCo notifies Purchaser that it objects to any portion of a Pre-Closing Tax Return or a portion of a Straddle Period Tax Return that relates to a Pre-Closing Tax Period on or before the end of the applicable thirty (30)-day period, then the parties will attempt to mutually resolve any disagreements in good faith. Any disagreements regarding such a Tax Return that are not resolved within an additional ten (10)-day period will be resolved by the Audit Firm, whose decision will be final and whose fees will be shared equally by Purchaser, on one hand, and SellerCo, on the other hand, and Purchaser will file or cause to be filed such Tax Return reflecting such final resolution by the Audit Firm. To the extent the Audit Firm does not provide a final resolution before the due date (including applicable extensions) of a Tax Return prepared pursuant to Section 6.5(a) and Section 6.5(b), such Tax Return shall be filed as prepared by Purchaser, and Purchaser shall file an amended Tax Return, as necessary, to reflect the final resolution of the Audit Firm.

(c) To the extent not included in the determination of the Final Purchase Price, SellerCo shall pay any amounts due on any Pre-Closing Tax Returns and Straddle Period Tax Returns (to the extent allocated to the Pre-Closing Tax Period pursuant to Section 6.5(e)), three (3) days prior to the due date of such Tax Return. Transaction Tax Deductions shall be deducted in the Pre-Closing Tax Period based on a more likely than not standard.

(d) For purposes of the allocation of Taxes to the Pre-Closing Tax Period in a Straddle Period, (i) real, personal, intangible property and other ad valorem Taxes of the Group Companies for the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period, and (ii) Taxes of the Group Companies other than those Taxes described in clause (i) above shall be computed based on an interim closing of the books as of the close of business on the Closing Date.

(e) Purchaser shall give a written notice to SellerCo of the receipt of notice of the commencement of an examination, audit or other Proceeding of any Group Company relating to a Pre-Closing Tax Return (a “Pre-Closing Tax Contest”) or a Straddle Period Tax Return (a “Straddle Period Tax Contest”) within ten (10) days after receipt of the notice. SellerCo shall be entitled to control, at SellerCo’s cost and expense, the defense of any Pre-Closing Tax Contest; provided that (i) Purchaser may participate with SellerCo in the settlement or defense of a Pre-Closing Tax Contest at its own expense, and (ii) SellerCo shall not settle or agree to any compromise with respect to a Pre-Closing Tax Contest without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall be entitled to control, at Purchaser’s cost and expense, the defense of a Straddle Period Tax Contest; provided that (i) SellerCo may participate with Purchaser in the settlement or defense of a Straddle Period Tax Contest at its own expense, and (ii) Purchaser shall not settle or agree to any compromise with respect to a Straddle Period Tax Contest without the prior written consent of SellerCo, which shall not be unreasonably withheld, conditioned or delayed. In the event of any conflict between the provisions of this Section 6.5(e) and Article VII with respect to a Pre-Closing Tax Contest or a Straddle Period Tax Contest, including the responsibility for the costs and expenses incurred in connection therewith, the provisions of this Section 6.5(e) shall control.

Section 6.6. Tax Refunds. SellerCo will be entitled to any Tax refunds or credits that are received by Purchaser or any Group Company attributable to Taxes paid by either SellerCo or any Group Company with respect to any Pre-Closing Tax Period, and Purchaser shall pay to SellerCo any such refund or the amount of any such credit (less reasonable out-of-pocket costs associated with obtaining or utilizing such refund or credit) within five (5) Business Days after actual receipt by the applicable Group Company of such refund or use of such credit against Taxes (determined at the time of filing the Tax Return with respect to which such credit was utilized), except, in each case, to the extent such refund or credit was reflected in Closing Net Working Capital (as finally determined pursuant to this Agreement). Purchaser agrees to use commercially reasonable efforts to notify SellerCo promptly of both the discovery of a right to claim any such refund or credit and the receipt of any such refund or utilization of any such credit and shall reasonably cooperate in claiming such refund or credit upon request by SellerCo at SellerCo’s sole cost and expense.

Section 6.7. Amendment of Tax Returns. Without the prior written consent of SellerCo (which shall not be unreasonably withheld, conditioned or delayed), Purchaser will not, to the extent such actions would increase the liability of Sellers under Section 7.2(a)(iii), (a) except for Tax Returns that are filed pursuant to Section 6.5(a) and Section 6.5(b), file or amend or permit the Company to file or amend any Tax Return relating to a Pre-Closing Tax Period, (b) with respect to Tax Returns filed pursuant to Section 6.5, after the date such Tax Returns are filed pursuant to Section 6.5, amend or permit the Company to amend any such Tax Return, (c) extend, waive, cause to be extended or waived or permit the Company to extend or waive any statute of limitations or other period for the assessment of any Tax or deficiency related to a Pre-Closing Tax Period, or (d) initiate any voluntary disclosure process with respect to the Company for any Pre-Closing Tax Period in any jurisdiction in which such entity has not previously filed such type of Tax Return or paid such type of Taxes, unless Purchaser has received written advice of counsel or its professional tax advisors that such Tax Returns or Taxes were “more likely than not” required to be filed or paid in any such jurisdiction and Purchaser has provided SellerCo with reasonable prior notice of Purchaser’s initiation of any such voluntary disclosure process.

Section 6.8. Name Change. As promptly as is reasonably practicable following the Closing, and in any event not later than forty-five (45) days following the Closing, SellerCo will take all actions reasonably necessary to change the corporate name of SellerCo to delete the name “Logistyx” or any derivative thereof.

Section 6.9. Restrictions on Dissolution and Winding Up. SellerCo shall not, for a period of at least eighteen (18) calendar months following the Closing Date, liquidate, dissolve, wind up or otherwise terminate its existence, whether voluntarily or involuntarily; provided however, if as of the date on which SellerCo proposes to liquidate and dissolve its existence, the Purchaser Indemnified Parties have any outstanding indemnity claims, SellerCo shall not be liquidated and dissolved until all such claims have been resolved.

Section 6.10. Employee Matters.

(a) From and after the Closing, Purchaser shall give or cause to be given to each Company Employee full credit for vesting and eligibility purposes under each employee benefit plan, program or arrangement established or maintained by Purchaser under which Company Employees are eligible to participate on or after the Closing for service accrued or deemed accrued on or prior to the Closing with any of the Group Companies (or any predecessors thereof) to the same extent that such credit was recognized by the applicable Group Company under comparable Company Plans immediately prior to the Closing; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of benefits for the same period of service, or unless prohibited by the insurance carriers thereof.

(b) With respect to each welfare benefit plan, program or arrangement maintained, sponsored or contributed to by Purchaser after the Closing in which any Company Employee or spouse or dependent thereof may be eligible to participate on or after the Closing, Purchaser shall use its commercially reasonable efforts for the plan year in which the Closing occurs to (i) waive, or cause its Affiliates or insurance carriers to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Company Employee to the same extent satisfied or waived under a comparable Company Plan, and (ii) provide, or cause its Affiliates or insurance carriers to provide, full credit to each Company Employee or spouse or dependent thereof for any co-payments, deductibles and out-of-pocket expenses paid by such Company Employee under the comparable Company Plan during the plan year including the Closing Date as if such amounts had been paid under such Purchaser welfare plan.

(c) Effective as of no later than the day immediately preceding the Closing Date, each Group Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”). SellerCo shall provide Purchaser with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the board of directors of any and all applicable Group Companies. Effective not later than the Closing Date, Purchaser shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”). Each Company Employee participating in a 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding Purchaser 401(k) Plan as soon as reasonably practicable but not later than the date that is three (3) months following the Closing Date, and each Company Employee who would have become eligible to participate in the 401(k) Plan shall become a participant in the Purchaser 401(k) Plan no later than such time as he or she would have become eligible to participate in the 401(k) Plan. Purchaser shall permit each Company Employee participating in a 401(k) Plan immediately prior to the Closing Date, to effect, and Purchaser agrees to cause the Purchaser 401(k) to accept, in accordance with applicable Law, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances, including promissory notes evidencing all outstanding loans, under any Company Plans intended to include a Code Section 401(k) arrangement if such rollover to the Purchaser 401(k) Plan is elected in accordance with applicable Law by such Company Employee.

(d) Notwithstanding anything in this Section 6.10 to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Company Plan or any employee benefit plan of Purchaser or any of its Affiliates, or shall limit the right of SellerCo, the Group Companies, Purchaser or any of their respective Affiliates to amend, terminate or otherwise modify any Company Plan or other employee benefit plan at any time or from time to time. Nothing in this Section 6.10 whether express or implied, shall create any third party beneficiary or other rights: (i) in any Person other than the parties to this Agreement, including any Company Employee, any participant in any Company Plan or employee benefit plan of Purchaser or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment or engagement with SellerCo, the Group Companies, Purchaser or any of their respective Affiliates or to any particular term or condition of employment or engagement.

Section 6.11. Directors’ and Officers’ Exculpation; Indemnification.

(a) Purchaser agrees that all rights to indemnification for losses arising from acts or omissions occurring prior to the Closing existing as of the Agreement Date in favor of the current or former directors, managers or officers (or persons holding similar positions) of the Company and its Subsidiaries currently indemnified by the Company or such Subsidiaries (collectively, the “Covered Persons”) as provided in the Fundamental Documents of the Company or its Subsidiaries as in effect on the Agreement Date shall survive the consummation of the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the

Closing (regardless of whether such Fundamental Documents are hereafter amended, modified or terminated in any manner). To the fullest extent permitted by applicable Law, from and after the Closing for a period of six (6) years, Purchaser shall cause the Company to, honor all of the Company’s and its Subsidiaries’ obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for losses arising from acts or omissions by such Covered Persons occurring prior to the Closing to the extent that such indemnification obligations of the Company or its Subsidiaries exist on the Agreement Date, pursuant to the Fundamental Documents the Company or any of its Subsidiaries as in effect on the Agreement Date and the agreements set forth on Schedule 6.11(a). Without limiting the foregoing, nothing in this Agreement shall prohibit Purchaser, the Company or any of the Company’s Subsidiaries from amending the Fundamental Documents of the Company or any of its Subsidiaries in a manner which does not adversely affect the rights under such Fundamental Documents of any Covered Person with respect to any acts occurring prior to the Closing Date.

(b) At the sole cost and expense of SellerCo, a six (6)-year extended reporting period endorsement shall be purchased under the Company’s existing directors’ and officers’ liability insurance Policies for the benefit of the Company’s and its Subsidiaries’ directors, managers and officers (the “D&O Insurance”), providing that such endorsement shall extend the directors’ and officers’ liability coverage in force as of the date hereof for a period of six (6) years from the Closing for any claims arising from events which occurred prior to the Closing.

(c) If any Covered Person is entitled to be reimbursed or indemnified by any Person (including any Seller or any of their respective Affiliates) other than Purchaser, the Company or its Subsidiaries in respect of any loss for which such Covered Person is entitled to indemnification pursuant to this Section 6.11, such Covered Person shall not be required to recover from or be indemnified by, or to seek such recovery or indemnification from, any such other Person prior to or as a condition to being indemnified as described in this Section 6.11, and Purchaser irrevocably waives, relinquishes and releases any and all claims against any such Person for contribution, subrogation or any other recovery of any kind in respect thereof.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by, each Covered Person, and each such Covered Person’s heirs, legatees, Representatives, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.11. If Purchaser, the Company or its Subsidiaries or their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and Assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Purchaser, the Company or its Subsidiaries, as applicable, shall assume all of the obligations set forth in this Section 6.11.

Section 6.12. Data Room. SellerCo shall deliver to Purchaser as soon as reasonably practicable but in any event within five (5) Business Days following the Closing Date an electronic copy of the contents of the Data Room as of the date which is one (1) Business Day prior to the Closing Date.

Section 6.13. Additional Consideration Liability. Following the Closing Date until the date which is six (6) months following the Closing Date (the “Additional Consideration Deadline”), SellerCo shall have the sole right, on behalf of the Company and in its stead, to negotiate a settlement of the Additional Consideration Liability Amount, and Purchaser and its Affiliates shall not initiate any discussions or negotiations with respect to the Additional Consideration Liability Amount with any beneficiary thereof or effectuate any settlement of the Additional Consideration Liability Amount before the Additional Consideration Deadline, in any such case, without SellerCo’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Upon Purchaser’s reasonable request from time to time, SellerCo shall keep Purchaser reasonably informed of the status of such negotiations. If Purchaser receives any written notice or other communications from any beneficiary of the Additional Consideration Liability Amount, Purchaser shall promptly notify SellerCo of the receipt of such communication and provide a copy thereof to SellerCo. Upon reaching an agreement with all parties to the agreements underlying the Additional Consideration Liability Amount as to the actual amount of the Additional Consideration Liability Amount, SellerCo shall deliver written notice thereof (the “Settlement Notice”) to the Purchaser, which notice shall set forth the actual amount of the Additional Consideration Liability Amount agreed to among the parties and a fully executed copy of the settlement and release agreement, in form and substance reasonably satisfactory to Purchaser, whereby all parties acknowledge the agreed upon amount of the Additional Consideration Liability Amount and agree to a general release of all claims with respect thereto. If SellerCo is unable to reach a settlement of the Additional Consideration Liability Amount prior to the Additional Consideration Deadline, Purchaser may set-off the Maximum Amount against the Third Payment Amount in accordance with, and subject to the terms of, Section 2.5.

Section 6.14. Issuer Guaranty.

(a) In consideration of the substantial direct and indirect benefits derived by Issuer from the transactions contemplated under this Agreement and the other Transaction Documents, and in order to induce SellerCo to enter into this Agreement, Issuer, as principal obligor and not merely as surety, hereby absolutely, unconditionally and irrevocably guarantees to SellerCo the prompt performance and payment of all obligations of Purchaser under this Agreement strictly in accordance with the terms and conditions hereof (collectively, the “Obligations”). Issuer agrees that whenever Purchaser does not pay any of the Obligations as and when they come due, Issuer shall promptly pay such Obligations to SellerCo upon written demand made upon Issuer by SellerCo.

(b) The guaranty set forth in this Section 6.14 (this “Guaranty”) is a guaranty of payment and not of collection.

(c) Issuer agrees that this Guaranty is irrevocable and continuing in nature and applies to all presently existing and future Obligations, and further agrees that its liability hereunder shall not be discharged or impaired by (i) any modification or amendment to this Agreement approved in accordance with its terms; (ii) any bankruptcy, insolvency, reorganization or other event of Purchaser or Issuer that results in any payment being voided, rescinded or returned by SellerCo, in which case this Guaranty shall be reinstated; or (iii) any circumstances whatsoever that constitute a defense or a legal or equitable discharge of a guarantor or surety, whether foreseen or unforeseen. Issuer hereby unconditionally and irrevocably waives each and every such defense and any right to revoke the Guaranty. In addition, Issuer unconditionally and irrevocably waives:

(i) any right to revoke this Guaranty or assert that this Guaranty is not continuing in nature or applicable to all presently existing and future Obligations, until the complete, irrevocable and indefeasible payment and satisfaction in full of the Obligations; and

(ii) any claim for promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations or this Agreement and any requirement that SellerCo protect, secure, perfect or insure any lien or any property subject thereto.

(d) Issuer’s undertakings under this Guaranty shall remain in full force and effect until final performance in full of the Obligations notwithstanding any intermediate payment or performance of Purchaser’s Obligations.

Section 6.15. Post-Closing Payroll Processing Services. Upon no less than fifteen (15) days’ prior written notice from SellerCo (unless such notice period is waived by Purchaser in its sole discretion), Purchaser shall provide or cause to be provided (directly or through an Affiliate of Purchaser or a third party) payroll processing services (the “Payroll Processing Services”) in connection with the payment of any portion of the consideration payable by SellerCo to Option Holders in respect of awards held by such Option Holders under the Amended & Restated 2017 Equity Incentive Plan (the “Option Payments”) until such time that all amounts payable by SellerCo to Option Holders in respect of the consideration paid hereunder have been settled and paid in full; provided that, in advance of Purchaser providing such Payroll Processing Services, SellerCo shall provide Purchaser with written instructions setting for the gross amount of each such Option Payment to each applicable Option Holder and payment information with respect to each such Option Holder. Concurrently with the provision of such written instructions, SellerCo shall provide to Purchaser, on SellerCo’s behalf, all Option Payments due to Option Holders at such relevant time, including the employer portion of payroll Taxes on such Option Payments. SellerCo acknowledges that the Payroll Processing Services provided hereunder are transitional in nature and are furnished solely in connection with the transactions contemplated by this Agreement. SellerCo shall defend, indemnify, and hold harmless Purchaser and its Affiliates from and against any third-party claim, demand, suit, action, arbitration or other proceeding, whether civil, criminal, administrative, regulatory, investigative or otherwise, against Purchaser or its Affiliates and all losses, liabilities, damages, fines, penalties, and related costs, expenses and other charges actually suffered or incurred by Purchaser or its Affiliates as a result of or in connection therewith, including reasonable legal fees and disbursements, in any such case, to the extent arising out of or relating to the provision of the Payroll Processing Services to SellerCo hereunder, other than to the extent arising out of or relating to Purchaser’s or its applicable Affiliate’s gross negligence or willful misconduct.

Article VII

SURVIVAL AND INDEMNIFICATION

Section 7.1. Survival of Representations and Warranties. Each of the representations and warranties made by SellerCo and Purchaser in this Agreement shall survive the Closing for a period terminating on the Indemnity Escrow Release Date, except that with respect to (a) the representations and warranties in Sections 3.16 (Tax Matters) (the “Excluded Representations”), such representations and warranties shall survive the Closing for a period terminating on the date that is sixty (60) days after the expiration of the applicable statute of limitations (including any applicable extensions and waivers thereof), (b) (i) the representations and warranties in clause (a) and (b) of the first sentence of Section 3.1 (Organization; Existence; Qualification and Power), Section 3.2 (Authorization), Sections 3.5(a) and (b) (Capitalization), Section 3.6 (Subsidiaries) and Section 3.29 (Brokers) (collectively, the “Seller Fundamental Representations”), and (ii) Section 4.1 (Organization; Good Standing; Qualification and Power), Section 4.2 (Authorization), and Section 4.5 (Brokers) (collectively, the “Purchaser Fundamental Representations”), such representations and warranties shall survive the Closing for a period terminating on the date that is five (5) years following the Closing Date; (c) the representations and warranties in Section 3.17 (Intellectual Property) shall survive the Closing for a period terminating on the date that is two (2) years after the Closing Date; (d) the obligations set forth in Section 7.2(a)(iii) shall survive the Closing for a period terminating on the date that is two (2) years after the Closing Date; and (e) the obligations set forth in Section 7.2(a)(iii) shall survive the Closing for a period terminating on the date that is six (6) years after the Closing Date; provided, however, with respect to Claims timely asserted in a written notice pursuant to this Article VII before the expiration date of the applicable representation or warranty, such representation and/or warranty shall instead survive until the date such claim is finally liquidated or otherwise resolved as provided in this Article VII. The covenants and agreements of SellerCo and Purchaser in this Agreement and in any schedule instrument or other document delivered pursuant to this Agreement shall survive in accordance with their respective terms.

Section 7.2. Indemnification by SellerCo.

(a) Subject to the terms, conditions, and limitations set forth in this Article VII, from and after the Closing, SellerCo shall indemnify, defend and hold harmless Purchaser, its Affiliates, the Group Companies and their respective officers, directors (or Persons in similar positions), members, partners, employees, equityholders, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”), from and against any Loss which any such Purchaser Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:

(i) any breach of a representation or warranty of SellerCo set forth in this Agreement;

(ii) any failure of SellerCo to perform or observe any covenant or agreement contained in this Agreement;

(iii) any Pre-Closing Taxes;

(iv) any Indebtedness or Transaction Expenses of the Company;

(v) the Additional Consideration Liability Amount or any claim related thereto;

(vi) the matter set forth on Schedule 7.2(a)(vi); or

(vii) any claim by any equityholder of SellerCo relating to entry into this Agreement or the transactions contemplated hereby and the allocation of the consideration payable to or on behalf of SellerCo hereunder.

(b) The aggregate liability of SellerCo in respect of any Loss for which SellerCo shall indemnify the Purchaser Indemnified Parties pursuant to Section 7.2(a)(i) and Section 7.2(a)(vi) shall not exceed the Indemnity Cap; provided, however, the limitations set forth in this sentence shall not apply (i) to any Loss suffered by the Purchaser Indemnified Parties with respect to breaches of the Excluded Representations and the Seller Fundamental Representations and (ii) in respect of Fraud or Willful Breach. The maximum amount recoverable by the Purchaser Indemnified Parties under Section 7.2(a) shall be an amount equal to the Final Purchase Price, provided that the foregoing shall not limit the amount recoverable under SellerCo’s indemnification obligations in respect of Fraud or Willful Breach.

(c) SellerCo (i) shall have no liability for any Losses in respect of any individual claim (or series of related claims arising from the same underlying facts, events or circumstances) under Section 7.2(a)(i) unless the aggregate amount of Losses that would be payable with respect to such claim (or series of related claims arising from the same underlying facts, events or circumstances) exceeds an amount equal to $40,000 (the “De Minimis Amount”); and (ii) shall have no liability in respect of any Loss pursuant to Section 7.2(a)(i), unless and until the aggregate amount of Losses in respect of individual claims (or series of related claims arising from the same underlying facts, events or circumstances) which are greater than the De Minimis Amount for which the Purchaser Indemnified Parties would otherwise be entitled to indemnification under Section 7.2(a)(i) exceeds $1,125,000 (the “Threshold Amount”), and in the event the aggregate amount of any such Losses exceeds the Threshold Amount, SellerCo shall be liable for the aggregate amount of any such Losses, not only for the excess over the Threshold Amount; provided, however, such limitations shall not apply (x) to any Loss suffered by the Purchaser Indemnified Parties with respect to breaches of the Excluded Representations and the Seller Fundamental Representations and (y) in respect of Fraud or Willful Breach.

Section 7.3. Indemnification by Purchaser.

(a) From and after the Closing, Purchaser shall indemnify, defend and hold harmless SellerCo, its Affiliates and their respective officers, directors (or Persons in similar positions), members, partners, employees, equityholders, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any Loss which any such Seller Indemnified Party may suffer, sustain or become subject to, as a result of or in connection with:

(i) any breach of a representation or warranty of Purchaser or Issuer set forth in this Agreement; or

(ii) any failure of Purchaser to perform or observe any covenant or agreement contained in this Agreement.

(b) The aggregate Liability of Purchaser in respect of any Loss for which Purchaser indemnifies the Seller Indemnified Parties pursuant to Section 7.3(a) shall not exceed the Indemnity Cap; provided, however, the limitations set forth in this sentence shall not apply (i) to any Loss suffered by the Seller Indemnified Parties with respect to breaches of the Purchaser Fundamental Representations, or (ii) in respect of Fraud or Willful Breach. With respect to clause (i) of the previous sentence, the maximum amount recoverable by the Seller Indemnified Parties shall be an amount equal to the Final Purchase Price, provided that the foregoing shall not limit the amount recoverable under Purchaser’s indemnification obligations in respect of Fraud or Willful Breach.

Section 7.4. Claim Procedures.

(a) Each Person entitled to indemnification under this Article VII (each an “Indemnified Party”) agrees that after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII, such Indemnified Party shall assert its claim for indemnification under this Article VII (each, a “Claim”) by promptly providing a written notice (a “Claim Notice”) to the Person required to provide indemnification protection under this Article VII (each, an “Indemnifying Party”) specifying, in reasonable detail, the nature and basis for such Claim (including identifying the relevant provisions of this Agreement upon which such Claim is based), the amount of Losses associated therewith (or a reasonable estimate thereof if reasonably practicable) and shall include copies of all material written correspondence and documentation with respect to any such Claim. Notwithstanding the foregoing, an Indemnified Party’s delay in sending a Claim Notice will not relieve the Indemnifying Party from Liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is prejudiced by such delay.

(b) If any Proceeding is begun, made or instituted by a third party that is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third-Party Claim”), or if a written notice or claim is made that threatens or is reasonably likely to lead to a Third-Party Claim, as a result of which an Indemnifying Party may become obligated to an Indemnified Party hereunder, such Indemnified Party shall give a Claim Notice to the Indemnifying Party. Such Claim Notice shall promptly be provided to the Indemnifying Party, and in any event, not more than fifteen (15) days after the Indemnified Party receives written notice of any threatened or actual Third-Party Claim; provided that failure to timely deliver such Claim Notice shall only relieve the Indemnifying Party of its obligations hereunder to the extent the Indemnifying Party is actually prejudiced by such delay. The Indemnifying Party shall be entitled to defend and contest such Third-Party Claim at its sole cost and expense and with the Indemnifying Party’s own counsel by delivering written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim within fifteen (15) days of the Indemnified Party’s receipt of the Claim Notice. Subject to the below, the Indemnified Party shall have the right, but not the obligation, to participate at its own expense (which expense shall not constitute an indemnifiable Loss hereunder) in the defense thereof by counsel of the Indemnified Party’s choice and shall in any event cooperate in good faith with and assist the Indemnifying Party in the conduct of such defense. If (i) the Indemnifying Party elects not to assume the defense of such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, (ii) the reasonably anticipated potential Losses are greater than the potential liability of the Indemnifying Party hereunder with respect to such matter, (iii) such Third-Party Claim involves any then current customer, vendor, employee or consultant of Purchaser or any of its Affiliates (including the Group Companies) or (iv) the Third-Party Claim involves criminal liability for, or if material equitable relief is sought against, the Indemnified Party, then the Indemnified Party shall have the right to defend and contest such Third-Party Claim, including the right to make any compromise or settlement thereof (except as set forth below), and the Indemnified Party shall be entitled to seek indemnification for any and all Losses based upon or arising from such Third-Party Claim. If the Indemnifying Party assumes the defense of any Third-Party Claim, no settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed) unless (i) such settlement does not involve a finding or admission of any wrongdoing on the part of the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. If the Indemnified Party has assumed the defense pursuant to this Section 7.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) An Indemnifying Party shall have thirty (30) days after its receipt of a Claim Notice which does not relate to a Third-Party Claim (such indemnification claim being hereinafter referred to as a “Direct Claim”) to respond in writing to such Direct Claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Direct Claim described in such Claim Notice, the Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnified Party shall be entitled to recover the amount of such Loss from the Indemnifying Party in accordance with the terms of this Article VII. If the Indemnifying Party does not so respond within such thirty (30)-day period or responds that it disputes the Direct Claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute for a period of at least thirty (30) days and if such dispute is not resolved through such negotiation prior to the expiration of such period, such dispute may be resolved in accordance with Section 8.15.

Section 7.5. Treatment of Indemnification Payments; Right of Set-Off. Any amounts payable under this Article VII shall for all purposes be treated by Purchaser and SellerCo as an adjustment to the Final Purchase Price for all Tax purposes, to the extent permitted by applicable Law. Purchaser shall have a right of set-off against any monies due to SellerCo under this Agreement or otherwise to satisfy claims by Purchaser against SellerCo for indemnification pursuant to this Article VII, in each case, subject to and in accordance with the terms of Section 2.5.

Section 7.6. Exclusions; Reimbursement. Any amounts actually recovered with respect to any claim by an Indemnified Party (or the Group Companies) from insurance proceeds (net of any reasonable out-of-pocket costs and expenses paid to collect any such proceeds or increase to premiums that result from the facts or circumstances that gave rise to the applicable Losses) or any other source of indemnification with respect to such Losses (less all reasonable costs and expenses incurred by any Indemnified Party in recovering such amounts from third parties) in connection with the facts giving rise to such indemnification claim shall reduce the indemnification obligations of SellerCo pursuant to Section 7.2(a) or Purchaser pursuant to Section 7.3(a) by such amounts actually recovered. The Indemnified Party shall use commercially reasonable efforts to seek recovery under any applicable insurance policies in respect of any indemnifiable Losses hereunder. In the event that any Indemnified Party later receives insurance or other proceeds in connection with the facts giving rise to an indemnification claim for Losses which such

Indemnified Party has already recovered from an Indemnifying Party pursuant to this Article VII, such Indemnified Party shall promptly reimburse the Indemnifying Party in the amount of such insurance or other proceeds received (net of any reasonable out-of-pocket costs and expenses paid to collect any such proceeds or increase to premiums that result from the facts or circumstances that gave rise to the applicable Losses).

Section 7.7. Exclusive Remedy. Subject to Section 6.1 and Section 8.11, from and after the Closing, other than in the case of Fraud or Willful Breach, the sole and exclusive remedy for any breach or misrepresentation, or alleged breach or misrepresentation, of any representation or warranty or any covenant or agreement in this Agreement, whether framed as a claim for breach of contract, tort, misrepresentation or otherwise, shall be indemnification in accordance with this Article VII. For the avoidance of doubt, nothing in this Section 7.7 shall limit any Person’s right to seek and obtain injunctive relief to which any Person shall be entitled pursuant to Section 6.1, to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 8.11 or to seek any remedy on account of Fraud or Willful Breach; provided, however, that in all cases other than with respect to equitable relief, after complying with Purchaser’s obligations under Section 7.6, Purchaser shall first recover any Losses to which it is entitled under this Article VII from the Indemnity Escrow Account held by the Escrow Agent.

Section 7.8. Indemnity Escrow Account.

(a) Upon the final determination of the amount of any Losses for which a Purchaser Indemnified Party shall be entitled to indemnification pursuant to this Article VII, Purchaser and SellerCo shall promptly deliver a joint written instruction to the Escrow Agent to disburse an amount equal to the amount of such Losses from the funds remaining in the Indemnity Escrow Account to one (1) or more accounts of Purchaser. Subject to the limitations set forth in this Article VII, in the event that the amount of such Losses as finally determined for which a Purchaser Indemnified Party is entitled to indemnification pursuant to this Article VII exceeds the funds remaining in the Indemnity Escrow Account, SellerCo shall pay to Purchaser, by wire transfer of immediately available funds, an amount equal to the difference between (i) the amount of such Losses (less any amount set off by Purchaser pursuant to Section 2.5) and (ii) the funds remaining in the Indemnity Escrow Account.

(b) On or promptly after the Indemnity Escrow Release Date, Purchaser and SellerCo shall deliver a joint written instruction to the Escrow Agent to pay to SellerCo the funds remaining in the Indemnity Escrow Account (if any), less any portion thereof that is subject to a pending claim for indemnification made in good faith by Purchaser pursuant to this Article VII. Upon the final resolution of any such unresolved claim in respect of which amounts had been retained (to the extent not utilized to satisfy such unresolved claims) in accordance with this Article VII, then Purchaser and SellerCo shall deliver a joint written instruction to the Escrow Agent to pay such retained amounts to SellerCo in accordance with the preceding sentence.

Section 7.9. Other Limitations.

(a) No Indemnified Party shall make any Claim for indemnification for Losses under this Agreement in respect of any matter to the extent such Losses were taken into account in the calculation of the Final Purchase Price (as finally determined pursuant to Section 2.9) or would otherwise result in double recovery for any such Losses. Without limiting the foregoing, an Indemnified Party shall be entitled to recover for a Loss only once under this Article VII even if a Claim or Claims for indemnification in respect of such Loss has or have been made as a result of a breach of more than one representation, warranty or covenant contained in this Agreement.

(b) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss indemnifiable hereunder in accordance with applicable Law.

(c) For the purposes of determining the amount of Loss resulting from any such breach, the determination shall, in each case, be made without references to the terms “material,” “materiality,” “Material Adverse Effect,” “Issuer Material Adverse Effect,” “material adverse effect” or other similar qualifications as to materiality (other than specific monetary thresholds) contained in any such representation or warranty.

Article VIII
MISCELLANEOUS

Section 8.1. Release of Claims.

(a) In further consideration of the transactions contemplated by this Agreement and the other Transaction Documents, effective as of the Closing, SellerCo, on behalf of itself and its Affiliates and any successors and permitted assigns of the foregoing (collectively, “Seller Releasors”), hereby irrevocably and unconditionally releases and discharges each of Purchaser, Issuer and the Group Companies and their respective Affiliates and Representatives (collectively, the “Purchaser Released Parties”) from any and all claims of any nature arising out of or related to events, facts, conditions or circumstances existing or arising prior to or on the Closing Date, which SellerCo now has, has had or may hereafter have against the Purchaser Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (the “Seller Claims”). The foregoing release is referred to herein as the “Seller Release”. It is further agreed and understood that this Seller Release is a full and final release of all Seller Claims whether known or unknown, fixed or contingent, manifested or unmanifested. SellerCo, on behalf of itself and the other Seller Releasors, hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing. Notwithstanding the foregoing, this Seller Release does not release, and is not a waiver of, any (i) rights of such Seller Releasors arising under this Agreement or any Transaction Document or in respect of any Fraud or Willful Breach, or (ii) rights to compensation and benefits (including COBRA benefits) due and owing to any Seller Releasor in its capacity as an officer, director or employee of any Group Company.

(b) By execution and delivery of this Agreement, effective as of the Closing (and conditioned upon the occurrence thereof), SellerCo, on behalf of itself and the Seller Releasors (including the Group Companies), waives all rights under, and agrees to the automatic termination of, any Contract in existence prior to the Closing between such Seller Releasor, on the one hand, and any Group Company, on the other hand, without any payment, repayment, penalty or other Liability. Notwithstanding the foregoing, such waiver shall not include a waiver of (i) rights of such Seller Releasors arising under this Agreement or any Transaction Document or in respect of any Fraud or Willful Breach, or (ii) rights to compensation and benefits (including COBRA benefits) due and owing to any Seller Releasor in its capacity as an officer, director or employee of any Group Company.

(c) In further consideration of the transactions contemplated by this Agreement and the other Transaction Documents, effective as of the Closing, each of Purchaser and Issuer, on behalf of itself and its Affiliates (including the Group Companies) and any successors and permitted assigns of the foregoing (collectively, “Purchaser Releasors”), hereby irrevocably and unconditionally releases and discharges SellerCo, its Affiliates and the other Seller Releasors (collectively, the “Seller Released Parties”) from any and all claims of any nature arising out of or related to events, facts, conditions or circumstances existing or arising prior to or on the Closing Date which Purchaser Releasors now have, have had or may hereafter have against the Seller Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated (the “Purchaser Claims”). The foregoing release is referred to herein as the “Purchaser Release”. It is further agreed and understood that this Purchaser Release is a full and final release of all the Purchaser Claims whether known or unknown, fixed or contingent, manifested or unmanifested. Each of Purchaser and Issuer, on behalf of itself and the other Purchaser Releasors, hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Closing. Notwithstanding the foregoing, this Purchaser Release does not release, and is not a waiver of, any rights of such Purchaser Releasors arising under this Agreement or any Transaction Document or in respect of any Fraud or Willful Breach.

Section 8.2. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be, provided that (a) each Covered Person shall be an express third party beneficiary of Section 6.11, (b) each Indemnified Party and Indemnifying Party shall be an express third party beneficiary of Article VII, (c) each Purchaser Released Party and Seller Released Party shall be an express third party beneficiary of Section 8.1 and (d) the Designated Firm shall be an express third party beneficiary of Section 8.19, in each case, entitled to enforce the provisions thereof.

Section 8.3. Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including any legal and accounting fees; provided, however, that (a) the costs and expenses incurred by the Group Companies prior to or at the Closing shall be deemed to be costs and expenses of SellerCo, unless included in Transaction Expenses, (b) 100% of the filing fees payable under or pursuant to the HSR Act (and any other antitrust Law or government regulation) shall be paid by Purchaser, (c) all premiums, costs and expenses of the D&O Insurance shall be paid by SellerCo and (d) all fees and expenses of the Escrow Agent shall be paid one-half by Purchaser and one-half by SellerCo. For the avoidance of doubt, neither Purchaser nor the Company (except as provided for herein) shall be responsible for any expenses of SellerCo or expenses of the other Group Companies incurred prior to Closing in connection with this Agreement or the transactions contemplated hereby.

Section 8.4. Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the subject matter of this Agreement, including any letter of intent dated as of or prior to the Agreement Date, among any of the Group Companies, SellerCo and/or Purchaser or their respective Affiliates.

Section 8.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties hereto; provided, however, that Purchaser may assign any of its rights and/or obligations under this Agreement to (a) any Affiliate of Purchaser, (b) any Person who shall acquire substantially all of the Assets or capital stock of Purchaser (whether pursuant to a merger, consolidation, sale of equity interests or otherwise) and (c) any lender of Purchaser (or any agent therefor) for security purposes and the assignment thereof by any such lender or agent to Purchaser in connection with the exercise by any such lender or agent of all of its rights and remedies as a secured creditor with respect thereto; provided, however that such assignment shall not relieve Purchaser of any obligations under this Agreement.

Section 8.6. Counterparts. This Agreement may be executed in one or more counterparts (including by .pdf or other electronic method), each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

Section 8.7. Notices. All notices, requests, demands, claims, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, or if sent by electronic mail, to the parties hereto at the following respective addresses (or at such other address for any such party as shall be specified by like notice):

If to Purchaser, to:
c/o E2open, LLC
9600 Great Hills Trail, Suite 300E
Austin, TX 78759
Attention: Michael Farlekas
Laura Fese
Email: michael.farlekas@e2open.com
Laura.fese@e2open.com

with a copy to (which shall not constitute notice):
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: P. Thao Le
Email: Thao.Le@troutman.com

If to Issuer, to:
c/o E2open Parent Holdings, Inc.
9600 Great Hills Trail, Suite 300E
Austin, TX 78759
Attention: Michael Farlekas
Laura Fese
Email: michael.farlekas@e2open.com
Laura.fese@e2open.com

with a copy to (which shall not constitute notice):
Troutman Pepper Hamilton Sanders LLP
3000 Two Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: P. Thao Le
Email: Thao.Le@troutman.com

If to SellerCo, to:
Logistyx Holdings, LLC
c/o Kidd & Company
1455 East Putnam Avenue
Old Greenwich, CT 06870
Attention: Gerry DeBiasi
Email: gdebiasi@kiddcompany.com

with a copy to (which shall not constitute notice):
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: Michael E. Ellis
Email: mellis@proskauer.com

or to such other persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered. No change in any of such addresses shall be effective insofar as notices under this Section 8.7 are concerned unless notice of such change shall have been given to such other party hereto as provided in this Section 8.7.

Section 8.8. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of Purchaser and SellerCo. No waiver by any party hereto shall operate or be construed as a waiver of any default, misrepresentation, or breach of a representation, warranty, covenant or other agreement hereunder not expressly identified by such written waiver and shall not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of a representation, warranty, covenant or other agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. Any amendment or waiver effected in accordance with this Section 8.8 shall be binding upon each party to this Agreement.

Section 8.9. Incorporation of Disclosure Schedule and Exhibits. The Disclosure Schedule and the exhibits identified in this Agreement are incorporated herein by reference and made a part hereof. The Disclosure Schedule has been arranged for in separately numbered and lettered sections corresponding to sections and subsections of this Agreement; provided, however, that each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule to the extent the applicability of such disclosure to another section of the Disclosure Schedule is reasonably apparent on the face of such disclosure.

Section 8.10. Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any such party.

Section 8.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with the terms hereof. Accordingly, the parties agree that, in addition to all other remedies available to the parties at Law or in equity in accordance with the terms of this Agreement, each of them shall be entitled to injunctive relief to prevent breaches of the terms of this Agreement and to specific performance of the terms hereof. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, but reserves all other bases to oppose such request for such relief.

Section 8.12. Further Assurances. Each party hereto shall use its commercially reasonable efforts to comply with all requirements imposed by this Agreement on such party and to cause the transactions contemplated herein (including the transfer of the Membership Interests to Purchaser) to be consummated as contemplated herein and shall, from time to time and without further consideration execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and give effect to the transactions contemplated by this Agreement.

Section 8.13. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision or this Agreement in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, the parties hereto shall negotiate in good faith to modify such provision to be so narrowly drawn so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 8.14. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof that would cause the Laws of any jurisdiction other than the State of Delaware to be applied.

Section 8.15. Jurisdiction and Service of Process. Any suit, action or proceeding brought by any party hereto seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in any court, whether state or federal, located in the State of Delaware. Each party hereto hereby submits exclusively to the jurisdiction of any such court located in the State of Delaware having subject matter jurisdiction in any suit, action or proceeding brought by any other party hereto seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 8.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT.

Section 8.17. Relationship of the Parties. This Agreement has been negotiated on an arm’s-length basis between the parties hereto and is not intended to create a partnership, joint venture or agency relationship between the parties hereto.

Section 8.18. Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any Liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or Proceeding based on, in respect of or by reason of, the transactions contemplated hereby. Nothing in this Agreement shall limit (or otherwise be construed as a limitation on) Purchaser’s right to enforce the terms of the Restrictive Covenant and Indemnity Agreements.

Section 8.19. Waiver of Conflict. Purchaser (on behalf of itself and its Affiliates, including the Group Companies following the Closing) hereby irrevocably acknowledges and agrees that (a) SellerCo, its Affiliates and their respective Representatives (collectively, the “Seller Group”) shall have the right to retain Proskauer Rose LLP (the “Designated Firm”) to represent its or their interests in any dispute arising under or in connection with this Agreement, any Transaction Document, or the transactions contemplated hereby or thereby (a “Dispute”); and irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any such representation of the Seller Group by the Designated Firm in any Dispute, (b) all communications between the Seller Group (including the Group Companies prior to the Closing), on the one hand, and the Designated Firm, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any Dispute arising in connection with, this Agreement or any Transaction Document or otherwise relating to any potential sale of the Group Companies (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications belonging to the Seller Group, (c) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Seller Group, and (d) after the Closing, to the extent Purchaser or any of its Affiliates (including the Group Companies) should discover in its possession any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to SellerCo, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASER

E2OPEN, LLC

By:	/s/ Laura L. Fese
Name:	Laura L. Fese
Title:	VP & Secretary

[Signature Page to Membership Interest Purchase Agreement]

SELLERCO

LOGISTYX HOLDINGS, LLC

By:	/s/ Gerard DeBiasi
Name:	Gerard DeBiasi
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

THE COMPANY

LOGISTYX TECHNOLOGIES, LLC

By:	/s/ Gerard DeBiasi
Name:	Gerard DeBiasi
Title:	Authorized Signatory

[Signature Page to Membership Interest Purchase Agreement]

ISSUER

E2OPEN PARENT HOLDINGS, INC., solely for the purposes of Section 2.3, Article V, Section 6.14 and Article VIII

By:	/s/ Laura L. Fese
Name:	Laura L. Fese
Title:	EVP & Secretary

[Signature Page to Membership Interest Purchase Agreement]

Schedule A

Sellers

Seller	Percentage Interest SellerCo
KCOMCP Logistyx Holdings, LLC	55.7%
NCPKCO Logistyx SPV, LP	13.7%
Firmament Ventures LLC	3.9%
McLarty Capital Partners SBIC, LP	0.4%
McLarty Capital Partners SBIC II, LP	0.2%
Total	73.9%

Exhibit A

Form of Restrictive Covenant and Indemnity Agreement

Exhibit B

Registration Rights Agreement

Exhibit C

Form of Escrow Agreement

Exhibit D

Reference Statement

Exhibit E

Purchase Price Allocation Statement